Exhibit 1

Denison Mines Corp. Atrium on Bay, 595 Bay Street, Suite 402 Toronto, ON M5G 2C2 Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com

PRESS RELEASE	Trading symbols: DML-T, DNN-A
DENISON MINES CORP. REPORTS 2009 RESULTS
Toronto, ON — March 11, 2010... Denison Mines Corp. (“Denison” or the “Company”) (DML: TSX, DNN: NYSE AMEX) today reported its financial results for the three months and year ended December 31, 2009. All amounts in this release are in U.S. dollars unless otherwise indicated. For a more detailed discussion of the Company’s financial results, see management’s discussion and analysis (“MD&A”), a copy of which is attached to this release.
Financial Highlights
•	Revenue was $31.1 million for the three months and $79.2 million for the year ended December 31, 2009.
•	Net loss was $36.1 million ($0.11 per share) for the three months and $147.0 million ($0.51 per share) for the year ended December 31, 2009.
•
Denison recorded a non-cash impairment charge of $100.0 million against its mineral property investment in Zambia in the third quarter. This impairment charge resulted in a future tax recovery of $30.0 million.

•	Denison also recorded a non-cash impairment charge of $22.1 million against its goodwill in the fourth quarter.
•	Cash flow from (used in) operations was $5.6 million for the three months and ($42.4 million) for the year ended December 31, 2009.
•	In 2009 Denison paid down all of its bank debt, and at year end the Company was debt-free and had a cash balance of $19.8 million and working capital of $75.6 million.
Operating Highlights
•	Denison’s 2009 production totaled 1,426,000 pounds U3O8 and totaled 501,000 pounds V2O5.
•	Uranium sales were 1,127,000 pounds U3O8 at an average price of $51.17 per pound.
•	Vanadium sales totaled 520,000 pounds V2O5 at an average price of $3.73 per pound and 229,000 pounds FeV at an average price of $11.09 per pound.
•
At the end of 2009 the Company had 484,000 pounds U3O8 and 773,000 pounds V2O5 and 2,000 pounds FeV in inventory available for sale. Based on current spot market prices, this inventory had a value of $24,582,000 million.

•
At the Wheeler River property in the Athabasca Basin region of northern Saskatchewan, Denison announced one of the best new discoveries in this uranium rich region in the last twenty years. Some of the best intersections of the three 2009 drill programs included 62.6% U3O8 over 6.0 metres, 32.8% eU3O8 over 7.6 metres and 16.8% over 9.0 metres.

•
In Mongolia, the Gurvan Saihan Joint Venture’s (70% owned by Denison) resource report was formally accepted by the Mongolian government. This is the first uranium resource accepted by the government and is the first stage in the receipt of a mining licence.

•	In Zambia, the Mutanga project’s Environmental Report, or Environmental Impact Statement, was accepted by the Zambian government.
•	At the White Mesa mill, the Company worked through 2009 without a lost time accident and surpassed the admirable milestone of 1.0 million hours worked without a lost time accident.

Financial Summary

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenue ($000’s)	$31,052	$36,807	$79,170	$123,184

Net Income (Loss) ($000’s)	(36,127)	(56,762)	(147,012)	(80,648)

Earnings (Loss) Per Share ($)	(0.11)	(0.30)	(0.51)	(0.42)

Cash Provided By (Used By) Operations ($000’s)	5,615	673	(42,442)	(8,764)
Revenue
Uranium sales revenue for the fourth quarter was $24,800,000. Sales from U.S. production were 350,000 pounds U3O8 at an average price of $43.23 per pound. Sales of Canadian production were 198,000 pounds U3O8 at an average price of $45.75 per pound. Uranium sales revenue also includes amortization of the fair value increment related to the Denison Mines Inc. (“DMI”) sales contracts totaling $622,000 for the quarter.
Uranium sales revenues for the year were $59,889,000. Sales from U.S. production were 635,000 pounds U3O8 at an average price of $53.04 per pound. Sales of Canadian production were 492,000 pounds U3O8 at an average price of $48.76 per pound. Amortization of the fair value increment totaled $2,313,000 for the year.
Uranium sales revenue in the fourth quarter of 2008 totaled $34,812,000. Sales from U.S. production were 400,000 pounds U3O8 at an average price of $61.50 per pound. Sales of Canadian production were 177,000 pounds U3O8 at an average price of $52.28 per pound. Amortization of the fair value increment related to long-term sales contracts from the acquisition of DMI totaled $859,000. Uranium sales revenues for the 2008 year were $114,588,000, with sales of U.S. production of 920,000 pounds U3O8 at an average price of $67.27 per pound, and sales of Canadian production were 743,000 pounds U3O8 at an average price of $57.40 per pound. Amortization of the fair value increment related to long-term sales contracts from the acquisition of DMI totaled $9,449,000.
During the three months ended December 31, 2009, the Company sold 11,000 pounds of vanadium blackflake (“V2O5”) at an average price of $6.00 per pound and 142,000 pounds of ferrovanadium (“FeV”) at an average price of $10.96 per pound. Total vanadium sales revenue was $1,617,000. During the year ended December 31, 2009, the Company sold 520,000 pounds V2O5 at an average price of $3.73 per pound and 229,000 pounds of FeV at an average price of $11.09 per pound. Total vanadium sales revenue was $4,480,000. No vanadium was sold in 2008.
Revenue from Denison’s environmental services division was $3,985,000 for the three months ended December 31, 2009 compared to $1,633,000 in the comparable 2008 period and for the year were $12,226,000 compared to $5,562,000 for the year in 2008. The increase in revenue is due to the increased activity related to the Company’s contract with the Yukon government for site maintenance and water treatment for the FARO mine site in Yukon which was signed in late 2008. Revenue from the management contract with Uranium Participation Corporation was $636,000 for the three months and $2,522,000 for the year ended December 31, 2009 compared to $318,000 and $2,929,000 in the same periods in 2008.
Operating Expenses
Canadian Operations
The McClean Lake Joint Venture produced 934,000 pounds U3O8 for the three months ended December 31, 2009 and 3,609,000 pounds U3O8 for the year ended December 31, 2009 compared with 682,000 pounds U3O8 for the three months ended December 31, 2008 and 3,248,000 pounds U3O8 for the year ended December 31, 2008. Denison’s 22.5% share of production totaled 210,000 and 812,000 pounds respectively for the 2009 periods compared to 154,000 and 731,000 pounds for the corresponding 2008 periods.
Production costs were $50.47 per pound U3O8 for the quarter and $45.49 per pound for the year ending December 31, 2009. For comparable periods in 2008, the production costs were $57.99 and $55.29 per pound U3O8. Production costs, less amortization, depletion and depreciation for the quarter and the year ending December 31, 2009 were $19.99 per pound and $19.49 per pound, respectively. Comparative costs for the same periods in 2008 were $28.71 per pound and $23.19 per pound.

Inventory available for sale from Canadian production was 342,000 pounds U3O8 at December 31, 2009.
U.S. Operations
At the White Mesa mill, processing of alternate feed material began in early June using the newly constructed alternate feed circuit. Production from alternate feed material in the three months and year ended December 31, 2009 was 107,000 and 191,000 pounds U3O8, respectively. Processing of conventional ore ceased in May 2009, yielding a total of 423,000 pounds U3O8. Total production year to date from both alternate feed and conventional ore was 614,000 pounds U3O8. Processing of conventional ore at White Mesa is expected to resume in March, 2010. Production was 485,000 pounds U3O8 for the three months and 885,000 pounds U3O8 for the year ended December 31, 2008. The Company produced 501,000 and 1,223,000 pounds V2O5 for the years ended December 31, 2009 and 2008 respectively.
At December 31, 2009, a total of 174,000 tons of conventional ore was stockpiled at the mill containing approximately 706,000 pounds U3O8 and 3,600,000 pounds V2O5. The Company also has approximately 638,000 pounds U3O8 contained in the alternate feed material stockpiled at the mill at December 31, 2009.
Production costs for the three months ended December 31, 2009 were $52.06 per pound U3O8 equivalent. Deducting depletion, amortization and depreciation yields a production cost of $39.52 per pound. The production costs for the year ended December 31, 2009 were $70.26 per pound U3O8 equivalent. Deducting depletion, amortization and depreciation yields a production cost of $37.62.
Inventory available for sale from U.S. production was 142,000 pounds U3O8, 773,000 pounds V2O5, and 2,000 pounds FeV at December 31, 2009.
Other
Operating costs for the year ended December 31, 2009 include an expense of $3,712,000 (2008-$9,500,000) relating to the net realizable value of the Company’s uranium and vanadium inventory. Operating expenses also include costs relating to Denison’s environmental services division amounting to $3,886,000 in the three month period and $11,432,000 for the year ended December 31, 2009 and $1,373,000 and $5,188,000 in the comparable periods in 2008.
Impairment of Mineral Properties
During the third quarter, the Company determined that it should take an impairment charge against the carrying value of its mineral property investment in Zambia and has accordingly recorded a write-down of $100,000,000. The impairment recognizes a decline in the long-term uranium price outlook and refinements in the mine plan and project cost estimates. The impairment charge was determined based on comparisons of current market values of similar properties. The Company also recorded a future income tax recovery of $30,000,000 as a result of the impairment charge. The Company continues to work towards a production decision for the project.
Impairment of Goodwill
Denison evaluates the carrying amount of goodwill annually to determine whether events or changes in circumstances indicate whether such carrying amount has become impaired. Denison’s goodwill amount arises from the acquisition of DMI in 2006. The goodwill was allocated to the Canadian mining segment. Denison examined the fair value of the assets and liabilities of the segment at December 31, 2009. The determination of fair market value was based on discounted cash flow analysis for production assets using consensus expectations for future uranium prices and foreign exchange, future costs and a discount rate of 10.5%. Exploration properties were valued at estimated market value at December 31, 2009. Based on this analysis, the Company determined the fair values have decreased and, as a result, determined that an impairment charge of $22,136,000 should be made and charged to operations in the fourth quarter.
Mineral Property Exploration
Denison is engaged in uranium exploration, as both operator and non-operator of joint ventures and as operator of its own properties in Canada, the U.S., Mongolia and Zambia. For the three months ended December 31, 2009 exploration expenditures totaled $2,553,000, and totaled $10,120,000 for the year ended December 31, 2009 as compared to $2,080,000 and $20,114,000 for the three months and year ended December 31, 2008.

A majority of the exploration expenditures during 2009 were spent in the Athabasca Basin region of northern Saskatchewan. Denison is engaged in uranium exploration as part of the ARC operated McClean and Midwest joint ventures, as well as on 29 other exploration projects including the Company’s 60% owned Wheeler River project. Denison’s share of exploration spending on its Canadian properties totaled $2,330,000 of which $2,297,000 was expensed in the statement of operations for the three months ended December 31, 2009 and totaled $8,330,000 of which $7,726,000 was expensed in the statement of operation for the year ended December 31, 2009. For the three months ended December 31, 2008, Canadian exploration spending totaled $733,000 of which $624,000 was expensed and totaled $12,943,000 of which $11,953,000 was expensed for the year ended December 31, 2008.
The results of the three 2009 drilling programs, on the Wheeler River property in the Athabasca Basin, have confirmed that the Phoenix discovery has the potential to host an economically significant, high-grade uranium deposit. In 2009 43 holes were drilled totalling 19,000 metres, with the drilling primarily focussed on the Phoenix discovery. The uranium mineralization extends over a one kilometre strike length and remains open in both directions at a depth of approximately 400 metres.
During the winter program, the first indications of high grade mineralization were identified in hole WR-258 which intersected 11.2% U3O8 over 5.5 metres. The summer drill program included the best intersection to date of 62.6% U3O8 over 6 metres in hole WR-273. The best intersections of the fall program were 32.8% eU3O8, 16.8% U3O8, 12.74% U3O8 and 8.02% U3O8 over 7.6, 9.0, 3.0 and 5.0 metres in holes WR-287, 286, 291A and 290, respectively.
Exploration expenditures of $121,000 for the three months ended December 31, 2009 ($916,000 for the three months ended December 31, 2008) and of $2,054,000 for the year ended December 31, 2009 ($4,436,000 for the year ended December 31, 2008) were incurred in Mongolia on the Company’s joint venture properties. The Company has a 70% interest in the Gurvan Saihan Joint Venture (“GSJV”) in Mongolia. The other parties to the joint venture are the Mongolian government as to 15% and Geologorazvedka, a Russian government entity, as to 15%. At the Ulzit project, mineralization first discovered in 2008 was followed up on and further continuity of this mineralization was confirmed. A new zone of mineralization was discovered at the Choir Depression. Both of these areas of mineralization will require further drilling to confirm potential resources.
In Zambia, the environmental report was approved by the Government of Zambia and work continued on the mining licence and radioactive licence applications.
Liquidity
The Company had cash and cash equivalents of $19,804,000 at December 31, 2009, trade and other receivables of $13,773,000 and portfolio investments with a market value of $10,605,000. The Company has in place a revolving credit facility of $60,000,000 which will be used primarily for working capital purposes. The term of the facility is to June 30, 2011. Bank indebtedness under the facility at December 31, 2009 was nil; however, $9,228,000 of the line is used as collateral for certain letters of credit.
Outlook for 2010
Mining and Production
•	2010 uranium production is expected to total 1.6 million pounds U3O8 and vanadium production is estimated to total 2.8 million pounds V2O5.
•
Uranium and vanadium sales are expected to be approximately 1.8 million pounds U3O8 and 3.4 million pounds V2O5 in 2010. The Company expects to achieve an average realized uranium price of $54.34 per pound, based on an assumed long term price of $64.00 per pound and a spot price of $49.00 per pound U3O8. Vanadium revenue is expected to be $19.3 million based on an assumed price of $5.75 per pound V2O5.

•	Cash cost of production is expected to average $35.15 per pound U3O8, net of vanadium credits. This compares to $44.27 in 2009 calculated on the same basis.
•
Capital expenditures for 2010 at the Company’s operations are estimated at $17.5 million of which $3.6 million is for mine development and the remainder for tailings cell construction at White Mesa and other plant and equipment.

•
In 2010 Denison will participate in exploration programs on properties in Canada and the United States. The total budget for these programs is estimated at $11.5 million, of which Denison’s share will be approximately $6.3 million.

•	On the Wheeler River property a 45 hole 22,500 metre drilling program has begun which will continue to evaluate the new Phoenix discovery.
•
On development stage projects a total of $8.8 million will be spent in 2010 of which $6.5 million will be incurred to advance the Zambian and Mongolian projects. The remainder will be spent on Denison’s U.S. and ARC operated Canadian projects.

•
Denison’s business development activities, including exploration, project development and acquisitions are part of its five year strategic plan to increase the Company’s sustainable uranium production to 10 million pounds U3O8 per year by 2020, at the latest.

Denison has used a U3O8 spot price of $49.00 per pound and a long-term price of $64.00 per pound, a V2O5 price of $5.75 per pound and a foreign exchange rate of US$1.00 = CDN$1.075 in developing this outlook.
For each $5.00 per pound change in the U3O8 spot price, the revenue changes by $4.8 million and a $4.00 change in the long-term price changes revenue by $2.3 million. A $1.00 per pound change in the vanadium price results in a $3.4 million change in revenue. A $0.01 change in the foreign exchange rate changes cash flow by $0.2 million.
Conference Call
Denison is hosting a conference call on Friday, March 12, 2010 starting at 10:00 A.M. (Toronto time) to discuss the 2009 results. The webcast will be available live through a link on Denison’s website www.denisonmines.com and by telephone at 416-340-8061. A recorded version of the conference call will be available by calling 416-695-5800 (password: 4234716) approximately two hours after the conclusion of the call. The presentation will also be available at www.denisonmines.com.
Additional Information
Additional information on Denison is available on SEDAR at www.sedar.com and on the Company’s website at www.denisonmines.com.
About Denison
Denison Mines Corp. is an intermediate uranium producer in North America, with mining assets in the Athabasca Basin region of Saskatchewan, Canada and the southwest United States including Colorado, Utah, and Arizona. Further, the Company has ownership interests in two of the four conventional uranium mills operating in North America today. Denison also has a strong exploration and development portfolio with large land positions in the United States, Canada, Mongolia and Zambia.

For further information contact:
Ron Hochstein	(416) 979-1991 Extension 232
President and Chief Executive Officer

James R. Anderson	(416) 979-1991 Extension 372
Executive Vice President and Chief Financial Officer
Cautionary Statements
Certain information contained in this press release constitutes “forward-looking information”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation concerning the business, operations and financial performance and condition of Denison.
Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”.

Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements. Denison believes that the expectations reflected in this forward-looking information are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking information included in this press release should not be unduly relied upon. This information speaks only as of the date of this press release. In particular, this press release may contain forward-looking information pertaining to the following: the estimates of Denison’s mineral reserves and mineral resources; uranium and vanadium production levels; capital expenditure programs, estimated production costs, exploration expenditures and reclamation costs; expectations of market prices and costs; supply and demand for uranium and vanadium; possible impacts of litigation on Denison; exploration, development and expansion plans and objectives; Denison’s expectations regarding raising capital and adding to its mineral reserves through acquisitions and development; and receipt of regulatory approvals and permits and treatment under governmental regulatory regimes.
There can be no assurance that such statements will prove to be accurate, as Denison’s actual results and future events could differ materially from those anticipated in this forward-looking information as a result of those factors discussed in or referred to under the heading “Risk Factors” in Denison’s MD&A dated march 11, 2010, its Annual Information Form dated March 26, 2009, its Short Form Prospectus dated June 15, 2009, all of which are available at http://www.sedar.com, and in its Form 40-F available at http://www.sec.gov, as well as the following: global financial conditions, the market price of Denison’s securities, volatility in market prices for uranium and vanadium; ability to access capital, changes in foreign currency exchange rates and interest rates; liabilities inherent in mining operations; uncertainties associated with estimating mineral reserves and resources; failure to obtain industry partner and other third party consents and approvals, when required; delays in obtaining permits and licences for development properties; competition for, among other things, capital, acquisitions of mineral reserves, undeveloped lands and skilled personnel; incorrect assessments of the value of acquisitions; and geological, technical and processing problems, the ability of Denison to meet its obligations to its creditors, the potential influence of or reliance upon a business partner, and the adequacy of insurance coverage.
Accordingly, readers should not place undue reliance on forward-looking statements. These factors are not, and should not be construed as being, exhaustive. Statements relating to “mineral reserves” or “mineral resources” are deemed to be forward-looking information, as they involve the implied assessment, based on certain estimates and assumptions that the mineral reserves and mineral resources described can be profitably produced in the future. The forward-looking information contained in this press release is expressly qualified by this cautionary statement. Denison does not undertake any obligation to publicly update or revise any forward-looking information after the date of this press release to conform such information to actual results or to changes in Denison’s expectations except as otherwise required by applicable legislation.
Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources: This news release may use the terms “Measured”, “Indicated” and “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.
Qualified Person
The disclosure of scientific and technical information regarding Denison’s properties in the MD&A was prepared by or under the supervision of William C. Kerr, the Company’s Vice-President, Exploration, who is a Qualified Person in accordance with the requirements of National Instrument 43-101.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
INTRODUCTION
This Management’s Discussion and Analysis (“MD&A”) of Denison Mines Corp. and its subsidiary companies and joint ventures (collectively, “Denison” or the “Company”) provides a detailed analysis of the Company’s business and compares its financial results with those of the previous year. This MD&A is dated as of March 11, 2010 and should be read in conjunction with, and is qualified by, the Company’s audited consolidated financial statements and related notes for the year ended December 31, 2009. The financial statements are prepared in accordance with generally accepted accounting principles in Canada with a discussion in Note 26 of the material differences between Canadian and United States generally accepted accounting principles and practices affecting the Company. All dollar amounts are expressed in U.S. dollars, unless otherwise noted.
Other continuous disclosure documents, including the Company’s press releases, quarterly and annual reports, Annual Information Form and Form 40-F are available through its filings with the securities regulatory authorities in Canada at www.sedar.com and the United States at www.sec.gov/edgar.shtml
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain information contained in this MD&A constitutes “forward-looking information”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation concerning the business, operations and financial performance and condition of Denison.
Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”.
Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements. Denison believes that the expectations reflected in this forward-looking information are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking information included in this MD&A should not be unduly relied upon. This information speaks only as of the date of this MD&A. In particular, this MD&A may contain forward-looking information pertaining to the following: the estimates of Denison’s mineral reserves and mineral resources; uranium and vanadium production levels; capital expenditure programs, estimated production costs, exploration expenditures and reclamation costs; expectations of market prices and costs; supply and demand for uranium and vanadium; possible impacts of litigation on Denison; exploration, development and expansion plans and objectives; Denison’s expectations regarding raising capital and adding to its mineral reserves through acquisitions and development; and receipt of regulatory approvals and permits and treatment under governmental regulatory regimes.
There can be no assurance that such statements will prove to be accurate, as Denison’s actual results and future events could differ materially from those anticipated in this forward-looking information as a result of those factors discussed in or referred to under the heading “Risk Factors” in Denison’s Annual Information Form dated March 26, 2009, the Short Form Prospectus dated June 15, 2009, available at http://www.sedar.com and its Form 40-F available at http://www.sec.gov, as well as the following: volatility in market prices for uranium and vanadium; changes in foreign currency exchange rates and interest rates; liabilities inherent in mining operations; uncertainties associated with estimating mineral reserves and resources; failure to obtain industry partner and other third party consents and approvals, when required; delays in obtaining permits and licences for development properties; competition for, among other things, capital, acquisitions of mineral reserves, undeveloped lands and skilled personnel; incorrect assessments of the value of acquisitions; and geological, technical and processing problems.
Accordingly, readers should not place undue reliance on forward-looking statements. These factors are not, and should not be construed as being, exhaustive. Statements relating to “mineral reserves” or “mineral resources” are deemed to be forward-looking information, as they involve the implied assessment, based on certain estimates and assumptions that the mineral reserves and mineral resources described can be profitably produced in the future. The forward-looking information contained in this MD&A is expressly qualified by this cautionary statement. Denison does not undertake any obligation to publicly update or revise any forward-looking information after the date of this MD&A to conform such information to actual results or to changes in Denison’s expectations except as otherwise required by applicable legislation.
Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources: “This MD&A” may use the terms “Measured”, “Indicated” and “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
2009 HIGHLIGHTS
•	Denison’s 2009 production totaled 1,426,000 million pounds U3O8 and 501,000 pounds V2O5.
•	Uranium sales were 1,127,000 million pounds U3O8 at an average price of $51.17 per pound.
•	Vanadium sales totaled 520,000 pounds V2O5 at an average price of $3.73 per pound and 229,000 pounds FeV at an average price of $11.09 per pound.
•
At the end of 2009 the Company had 484,000 pounds U3O8 and 773,000 pounds V2O5 and 2,000 pounds FeV in inventory available for sale. Based on current spot market prices, this inventory has a value of $24,582,000 million.

•	In 2009 Denison paid down all of its debt and at year end is debt-free and has a cash balance of $19.8 million and working capital of $75.6 million.
•
At the Wheeler River property in the Athabasca Basin region of northern Saskatchewan, Denison announced one of the best new discoveries in this uranium rich region in the last twenty years. Some of the best intersections of the three 2009 drill programs included 62.6% U3O8 over 6.0 metres, 32.8% eU3O8 over 7.6 metres and 16.8% over 9.0 metres.

•
In Mongolia, the Gurvan Saihan Joint Venture’s (70% owned by Denison) resource report was formally accepted by the Mongolian government. This is the first uranium resource accepted by the government and is the first stage in the receipt of a mining licence.

•	In Zambia, the Mutanga project’s Environmental Report, or Environmental Impact Statement, was accepted by the Zambian government.
•	At the White Mesa mill the Company worked through 2009 without a lost time accident and surpassed the admirable milestone of 1.0 million hours worked without a lost time accident.
ABOUT DENISON
Denison was formed by articles of amalgamation effective May 9, 1997 pursuant to the Business Corporations Act (Ontario) (the “OBCA”) and by articles of arrangement effective December 1, 1006. Denison is a reporting issuer in all of the Canadian provinces. Denison’s common shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “DML” and on the NYSE Amex LLC (“Amex”) under the symbol “DNN”.
Denison is a diversified, intermediate uranium producer with uranium production in both the U.S. and Canada and development projects in the U.S., Canada, Zambia and Mongolia. Denison’s assets include an interest in 2 of the 4 licensed and conventional uranium mills currently operating in North America, with its 100% ownership of the White Mesa mill in Utah and its 22.5% ownership of the McClean Lake mill in Saskatchewan. The Company also produces vanadium as a co-product from some of its mines in Colorado and Utah. The Company is also in the business of processing uranium-bearing waste materials, referred to as “alternate feed materials”, for the recovery of uranium, alone or in combination with other metals, at the Company’s White Mesa mill.
Denison owns interests in a portfolio of exploration projects, including the Wheeler River property along with other properties in close proximity to the Company’s mills in the Athabasca Basin in Saskatchewan and in the Colorado Plateau, Henry Mountains and Arizona Strip regions of the southwestern United States.
Denison is the manager of Uranium Participation Corporation (“UPC”), a publicly traded company which invests in uranium oxide in concentrates and uranium hexafluoride. Denison is also engaged in mine decommissioning and environmental services through its Denison Environmental Services (“DES”) division.
Strategy
Denison intends to position the Company as an important global uranium producer with annual uranium production of not less than 10 million pounds by 2020 at the latest. This will take place through production from Denison’s currently operating mines and through its ongoing business development activities, including exploration and development of existing projects. Denison will also look to diversify its production geographically and evaluate opportunities to make in-situ uranium recovery a larger component of its production.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
The Uranium Industry
Nuclear power capacity and power generation is growing significantly, while uranium production is struggling to catch up after many years of low prices and limited exploration for new deposits required to support the growth of nuclear power and to replace depleting ore bodies. As a result, there is a tight long-term supply-demand balance which can be expected to continue for the foreseeable future. Prices must rise to higher, sustained levels to support the new mines required to meet the increasing demand.
Uranium Demand
There are currently 436 nuclear reactors operating worldwide in 30 countries, generating 372.6 gigawatts of electricity and supplying 15% of the world’s electrical requirements. Of greater significance, 53 nuclear reactors are under construction in 13 countries with the principal drivers of this expansion being China, India, South Korea and Russia which have a total of 40 reactors under construction. China, in particular, has a very aggressive new build program underway. By 2020, it is estimated that there will be 570 nuclear reactors in operation worldwide, supplying 518.5 gigawatts. This would represent an increase of over 30% in only 10 years, with 11 new countries joining the nuclear family.
Nuclear reactors are very capital intensive; therefore economics dictate that they need to be operated to the maximum as base-load power. As a consequence, demand for uranium is nearly non-elastic. Ux Consulting (“UxCo”) has estimated in its “Uranium Market Outlook — Q1 2010”, that uranium demand will grow from 185 million pounds of U3O8 in 2009 to 247.3 million pounds in 2020.
While long-term demand is steadily growing, short-term demand is affected in a large part by utilities’ uncovered requirements. Utilities normally purchase the majority of their fuel requirements under long-term contracts. To the extent that they have uncovered demand in the near term, they will purchase on the spot market which in turn affects the spot price. Currently, there is relatively low uncovered demand so utility buying is purely discretional and price driven.
Primary Uranium Supply
Uranium supply is the biggest variable in the supply-demand equation. During the time that the accumulated inventories from over production in the 1970s were being drawn down, primary mine production accounted for only approximately 50% of demand. A number of new mines have been brought into production over the last few years while others are in various stages of development. However, production still only accounts for approximately 70% of demand and many more are required to meet the increasing future demand and to replace mines that are being depleted.
UxCo has estimated in its “Uranium Market Outlook — Q1 2010” that existing mine production plus new planned and potential mine production will increase primary uranium supply from 131.8 million pounds in 2009 to 210.4 million pounds in 2020, falling short of expected demand of 247.3 million pounds per year. The principal driver for the increase in primary mine production is expected to be Kazakhstan, which is projected to nearly triple production between 2008 and 2020. However prices will need to increase appreciably to support the additional higher cost production required to meet these production forecasts.
Secondary Uranium Supply
Primary mine production currently supplies less than 70% of demand. The balance of demand is supplied from secondary sources such as remaining excess commercial inventories, reprocessing of spent fuel, inventories held by governments and the downblending of highly-enriched uranium (“HEU”) from nuclear weapons programs. By far, the most significant of the secondary supplies currently is the 18 to 24 million pounds per year being provided from the HEU downblending program. The HEU program is scheduled to terminate in 2013. The supply gap created by this termination will need to be made up from new primary mine production.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
Excess commercial inventories, which were once one of the major sources of secondary supplies during the period from the early 1970s to the early 2000s, have largely been consumed. The disposition of government inventories held by the United States and Russia will have a market impact over the next 10 to 20 years; however, the rate and timing of this material entering the market is uncertain.
Reprocessing of spent fuel is another source of secondary supply but is expected to satisfy only 3 to 4% of demand. Expansion of this secondary source would require major investments in facilities which could only be supported by a significant increase in long-term prices.
UxCo expects that secondary sources of supply will fall from 52 million pounds to 19 million pounds per year from now to 2020.
Uranium Prices
Most of the countries that use nuclear-generated electricity do not have a sufficient domestic uranium supply to fuel their nuclear power reactors, and their electric utilities must secure their required uranium supply by entering into medium-term and long-term contracts with foreign uranium producers and other suppliers. These contracts usually provide for deliveries to begin two to four years after they are signed and provide for four to eight delivery years. In awarding medium-term and long-term contracts, electric utilities consider, in addition to the commercial terms offered, the producer’s uranium reserves, record of performance and costs, all of which are important to the producer’s or supplier’s ability to fulfill long-term supply commitments. Prices are established by a number of methods, including base prices adjusted by inflation indices, reference prices (generally spot price indicators, but also long-term reference prices) and annual price negotiations. Contracts may also contain floor prices, ceiling prices and other negotiated provisions which affect the amount paid by the buyer to the seller. Under these contracts, the actual price mechanisms are usually confidential. Electric utilities procure their remaining requirements through spot and near-term purchases from uranium producers and other suppliers, including other utilities holding excess inventory and governments.
The long-term price rose from just under $11.00 per pound at the end of 2002 to a peak of $95.00 in May 2007 and remained at that level until mid-2008. Since then, it has steadily declined to $62.00 at the end of 2009. Long-term prices are driven more by production costs and the future supply-demand balance than by customer inventories. This is one of the reasons why a gap between long-term prices and spot prices exist.
Spot prices rose rapidly from a low of $7.10 per pound U3O8 in December 2000 to a peak of $136.00 per pound U3O8 in mid 2007 before declining and ending 2007 at $95.00 per pound U3O8. Spot prices in 2008 and 2009 have been very volatile but have generally continued to decline. The low price for 2009 was $40.00, reached in early April. Prices generally fluctuated during 2009, from the low $40s to the low $50s and ended the year at $44.50 per pound U3O8.
Competition
Uranium production is international in scope and is characterized by a relatively small number of companies operating in only a few countries. The top ten producers accounted for over 90% of the world’s primary mine supply in 2009.
Nearly 70% of the world’s production came from four countries, namely — Kazakhstan, Canada, Australia and Namibia. Kazakhstan passed Canada in 2009 as the largest producer.
Marketing Uranium
The sale of the majority of Denison’s uranium is under long-term contracts. These long-term contracts have a variety of pricing mechanisms, including fixed prices, base prices adjusted by inflation indicies and/or spot price or long-term contract reference prices. Time of delivery during a year under long-term contracts is at the discretion of the customer, so the Company’s delivery obligations may vary markedly from quarter to quarter.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
In 2009, approximately 60% of the total sales volume was sold under long term contracts, with the remainder in the spot market. The Company currently has five long-term contracts in place. One is for the sale of the lesser of 50% of White Mesa mill production or 750,000 pounds in 2010 and 1,000,000 pounds in 2011, and then 32% of the production until a total of 2.5 million pounds have been delivered and then 17% of production until a total of 6.5 million pounds have been delivered. The sales price is 95% of the published long-term price for the month prior to delivery with a floor price of $45.00. This contract is for a total of 6.5 million pounds, of which by the end of 2009, 535,000 pounds have been delivered. The second contract is for 20% of the Company’s annual production from any production source (±10%) but not less than 350,000 pounds (±10%) per year from 2010 to 2015 inclusive. The purchase price per pound is based on industry standard terms. This agreement also provides for the purchase of 20% of production after 2015 subject to certain conditions. The third contract is for delivery of 1,000,000 pounds of U3O8 from U.S. or Canadian production over a period of five years beginning in 2011. The price under the contract is a combination of an escalated base price and published market price indicators at the time of delivery subject to escalated floors and ceilings. The fourth contract is for 20% of production from the White Mesa mill during the years 2012 to 2017 inclusive, but not less than 200,000 pounds per year. The price per pound under this contract is 95% of the long-term price at the time of delivery with an escalated floor price. Finally, Denison has one joint contract with ARC under which Denison will deliver 49,000 pounds from its Canadian production in 2010. This contract is priced based on the average quoted spot price over the quarter prior to delivery.
Denison will continue to seek long-term contracts at prices sufficient to support the development of its mineral assets.
The Vanadium Market
Steelmaking accounts for 93% of world vanadium consumption, and world steel production dropped from 1.5 billion metric tons in 2008 to under one billion metric tons in 2009. The chemical and titanium alloy industries normally consume 4% and 3% of supply, respectively, and reduced vanadium requirements in these sectors also occurred during this timeframe.
Approximately 20% of vanadium in the world is produced from primary ore from sources in China, Russia and South Africa. The remaining 80% is produced from secondary production, or processing of steelmaking slag, oil and coal residues, spent catalysts and uranium co-products. The only uranium co-product producer of vanadium in the world at this time is Denison.
Due to falling market prices and the high cost of production from primary ore, many of these facilities have shut down. The largest secondary producers from steelmaking slag are in Russia and South Africa, and output was either cut back or halted during the year. In spite of these cutbacks, producers’ inventories increased due to the drop in demand, and market prices fell. It is unclear whether the more expensive primary ore production that was idled will restart, or will be permanently shut down. If the latter is the case, it will strengthen the position of suppliers such as Denison.
At present, China is the largest steel producer in the world, but has lagged behind the other leading steel producing nations in the inclusion of vanadium as a micro alloy. Several industry analysts anticipate that the construction of new infrastructure in China, India and Russia will create increased demand for vanadium, especially in commercial building construction, roads and bridges, and power generation plants and transmission systems throughout those nations. Were China to increase its vanadium consumption to match the average seen throughout the western world, vanadium requirements could potentially increase by approximately 116 million pounds vanadium blackflake (“V2O5”) per year, from current requirements of about 250 million pounds V2O5 per year.
The Company expects that the lower level of prices seen for the past year and a half should begin to strengthen slowly throughout 2010 as buyers begin to restock their diminished inventories, provided economic recovery gradually improves and steel production begins to increase in the U.S., Europe and the Far East.
Vanadium Marketing
All of Denison’s vanadium sales during 2009 have been spot market sales, primarily to industry trading and brokerage companies. During 2009, Denison worked to increase the market awareness and exposure of the Company throughout the world, and has had considerable success.
Denison also concluded sales of V2O5 for product analysis and qualification with companies involved in titanium alloys in the aircraft engine and airframe industry. As businesses become familiar with the Company’s product and satisfy themselves that it is compatible with their processes, Denison expects to enter into long-term sales agreements.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
SELECTED ANNUAL FINANCIAL INFORMATION
The following selected financial information was obtained directly from or calculated using the Company’s consolidated financial statements for the years ended December 31, 2009, December 31, 2008 and December 31, 2007.

	Three Months ended	Year ended	Year ended	Year ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands)	2009	2009	2008	2007

Results of Operations:
Total revenues	$31,052	$79,170	$123,184	$76,764
Net income (loss)	(36,127)	(147,012)	(80,648)	47,244
Basic earnings (loss) per share	(0.11)	(0.51)	(0.42)	0.25
Diluted earnings (loss) per share	(0.11)	(0.51)	(0.42)	0.24

	As at Dec. 31,	As at Dec. 31,	As at Dec. 31,
	2009	2008	2007

Financial Position:
Working capital	$75,578	$34,655	$75,915
Long-term investments	10,605	10,691	20,507
Property, plant and equipment	691,039	717,433	727,823
Total assets	867,981	885,702	1,001,581
Total long-term liabilities	$127,931	$249,716	$175,081
RESULTS OF OPERATIONS
General
The Company recorded a net loss of $147,012,000 ($0.51 per share) for 2009 compared with net loss of $80,648,000 ($0.42 per share) for 2008.
Revenues
Uranium sales revenue for the fourth quarter was $24,800,000. Sales from U.S. production were 350,000 pounds U3O8 at an average price of $43.23 per pound. Sales of Canadian production were 198,000 pounds U3O8 at an average price of $45.75 per pound. Uranium sales revenue also includes amortization of the fair value increment related to the Denison Mines Inc. (“DMI”) sales contracts totaling $622,000 for the quarter.
Uranium sales revenues for the year were $59,889,000. Sales from U.S. production were 635,000 pounds U3O8 at an average price of $53.04 per pound. Sales of Canadian production were 492,000 pounds U3O8 at an average price of $48.76 per pound. Amortization of the fair value increment totaled $2,313,000 for the year.
Uranium sales revenue in the fourth quarter of 2008 totaled $34,812,000. Sales from U.S. production were 400,000 pounds U3O8 at an average price of $61.50 per pound. Sales of Canadian production were 177,000 pounds U3O8 at an average price of $52.28 per pound. Amortization of the fair value increment related to long-term sales contracts from the acquisition of DMI totaled $859,000. Uranium sales revenues for the 2008 year were $114,588,000, with sales of U.S. production of 920,000 pounds U3O8 at an average price of $67.27 per pound, and sales of Canadian production were 743,000 pounds U3O8 at an average price of $57.40 per pound. Amortization of the fair value increment related to long-term sales contracts from the acquisition of DMI totaled $9,449,000.
During the three months ended December 31, 2009, the Company sold 11,000 pounds of V2O5 at an average price of $6.00 per pound and 142,000 pounds of ferrovanadium (“FeV”) at an average price of $10.96 per pound. Total vanadium sales revenue was $1,617,000. During the year ended December 31, 2009, the Company sold 520,000 pounds V2O5 at an average price of $3.73 per pound and 229,000 pounds of FeV at an average price of $11.09 per pound. Total vanadium sales revenue was $4,480,000. No vanadium was sold in 2008.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
Revenue from the environmental services division was $12,226,000 compared to $5,562,000 in 2008. The increase in revenue is related to the Company’s contract with the Yukon government for site maintenance and water treatment services for the Faro mine site in Yukon which was signed in late 2008. Revenue from the management contract with UPC was $2,522,000 compared to $2,929,000 in 2008.
Operating Expenses
Milling and Mining Expenses
The McClean Lake joint venture produced 934,000 pounds U3O8 for the three months ended December 31, 2009 and 3,609,000 pounds U3O8 for the year ended December 31, 2009 compared with 682,000 pounds U3O8 for the three months and 3,248,000 pounds U3O8 for the year ended December 31, 2008. Denison’s 22.5% share of production totaled 210,000 pounds and 812,000 pounds respectively for the 2009 periods and 154,000 pounds and 731,000 pounds respectively for the 2008 periods.
Canadian production costs for the fourth quarter were $50.47 (CDN$53.35) per pound U3O8 including $30.48 (CDN$32.22) per pound U3O8 for amortization, depletion and depreciation costs compared to $57.99 (CDN$70.26) per pound U3O8 including $29.28 (CDN$35.47) per pound U3O8 for amortization, depletion and depreciation costs for the fourth quarter of 2008. For the year ended December 31, 2009, production costs were $45.49 (CDN$51.94) per pound U3O8 including $26.00 (CDN$29.69) per pound U3O8 for amortization, depletion and depreciation costs compared to $55.29 (CDN$58.94) per pound U3O8 including $32.10 (CDN$34.22) per pound U3O8 for amortization, depletion and depreciation costs for the year ended December 31, 2008.
Inventory from Canadian production was 342,000 pounds U3O8 at December 31, 2009.
On June 30, 2009, the Canadian Nuclear Safety Commission (“CNSC”) renewed the operating licence for the McClean Lake operation for a period of eight years until June 30, 2017. The Athabasca Regional Government (the “ARG”), which is comprised of three First Nations and four provincial communities from the Athabasca Basin, launched a judicial review of CNSC’s decision to grant the McClean Lake operating licence. The ARG is challenging the legality of the licence renewal on the basis of issues related to the Federal and Provincial governments’ duty to consult with Aboriginal people. The operations should not be affected by the legal proceedings. An adverse decision by the court could have a significant adverse impact on the Company.
At the White Mesa mill, processing of alternate feed material began in early June using the newly constructed alternate feed circuit. Production from alternate feed material in the three months and year ended December 31, 2009 was 107,000 and 191,000 pounds U3O8, respectively. Processing of conventional ore ceased in May 2009, yielding a total of 423,000 pounds U3O8. Total production year to date from both alternate feed and conventional ore was 614,000 pounds U3O8. Processing of conventional ore at White Mesa is expected to resume in March of 2010. Production was 485,000 pounds U3O8 for the three months and 885,000 pounds U3O8 for the year ended December 31, 2008. The Company produced 501,000 and 1,223,000 pounds V2O5 for the years ended December 31, 2009 and 2008 respectively.
At December 31, 2009, a total of 174,000 tons of conventional ore was stockpiled at the mill containing approximately 706,000 pounds U3O8 and 3,600,000 pounds V2O5. The Company also has approximately 638,000 pounds U3O8 contained in the alternate feed material stockpiled at the mill at December 31, 2009.
Production costs for the three months ended December 31, 2009, including mill fixed and conventional ore stand-by costs were $52.06 per pound U3O8 equivalent. Deducting depletion, amortization and depreciation yields a production cost of $39.52 per pound. The production costs for the year ended December 31, 2009 were $70.26 per pound U3O8 equivalent. Deducting depletion, amortization and depreciation yields a production cost of $37.62.
Inventory available for sale from U.S. production was 142,000 pounds U3O8 and 773,000 pounds V2O5 and 2,000 pounds FeV at December 31, 2009.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
On November 16, 2009, as amended on February 1, 2010, the Center for Biological Diversity, Grand Canyon Trust, Sierra Club and Kaibab Band of Paiute Indians (“the Plaintiffs”) filed a lawsuit against the U.S. Secretary of the Interior and the U.S. Bureau of Land Management (“BLM”) (together, the “Defendants”) seeking an order declaring that the Defendants have violated environmental laws in relation to the Company’s Arizona 1 mine, by not requiring a new Plan of Operations in connection with the start of mining activities. The Plaintiffs are also claiming that, if a new Plan of Operations is not required, the Defendants failed to conduct a review of potential environmental impacts from the mine since the existing Plan of Operations for the mine was approved by BLM in 1988. The Plaintiffs further claim that all required permits have not been obtained for the mine under the Clean Air Act, and that, as a result, BLM failed to take all actions necessary to prevent unnecessary degradation of the public lands. The Plaintiffs are seeking an order declaring that the Defendants have violated these environmental laws in relation to the Arizona 1 Mine, and an injunction directing operations to cease and stopping the Defendants from authorizing or allowing any further mining or exploration operations at the Arizona 1 mine until BLM complies with all applicable laws. On February 8, 2010 the Defendants filed an Answer to the Plaintiffs’ complaint denying the foregoing allegations. On February 5, 2010, Denison filed a motion to be added as an intervener in this lawsuit. Denison believes that each of these allegations is without legal merit, is not supported by the administrative record, and should be dismissed. However, if the Plaintiffs are successful in their claims, the Company may be required to stop mining activities at the Arizona 1 mine pending resolution of this matter, which could have a significant adverse impact on the Company.
Other
Operating costs for the year include an expense of $3,712,000 (2008-$9,500,000) relating to the net realizable value of the Company’s uranium and vanadium inventory. Operating costs also include expenses relating to DES division amounting to $11,432,000 in 2009 and $5,188,000 in 2008.
Sales Royalties and Capital Taxes
Sales royalties on Canadian production and capital taxes totaled $628,000 and $1,675,000 for the three months and year ended December 31, 2009 compared with $647,000 and $3,117,000 for the same periods in 2008. Denison pays a Saskatchewan basic uranium royalty of 4% of gross uranium sales after receiving the benefit of a 1% Saskatchewan resource credit. Denison also pays Saskatchewan capital taxes based on the greater of 3.0% of gross uranium sales or capital tax otherwise computed under the Corporation Capital Tax Act (Saskatchewan). The Government of Saskatchewan also imposes a tiered royalty which ranges from 6% to 15% of gross uranium sales after recovery of mill and mine capital allowances which approximate capital costs. It is likely that Denison will pay tiered royalties in 2010. The Government of Saskatchewan, in conjunction with the uranium industry in Saskatchewan, is reviewing the current tiered royalty structure with a view to altering it to better align it with current and future industry economics.
Mineral Property Exploration
Denison is engaged in uranium exploration, as both operator and non-operator of joint ventures and as operator of its own properties in Canada, the U.S., Mongolia and Zambia. For the three months ended December 31, 2009 exploration expenditures totaled $2,553,000, and $10,120,000 for the year ended December 31, 2009 as compared to $2,080,000 and $20,114,000 for the three months and year ended December 31, 2008.
A majority of the exploration expenditures during 2009 were spent in the Athabasca Basin region of northern Saskatchewan. Denison is engaged in uranium exploration as part of the ARC operated McClean and Midwest joint ventures, as well as on 29 other exploration projects including the Company’s 60% owned Wheeler River project. Denison’s share of exploration spending on its Canadian properties totaled $2,330,000 of which $2,297,000 was expensed in the statement of operations for the three months ended December 31, 2009 and totaled $8,330,000 of which $7,726,000 was expensed in the statement of operation for the year ended December 31, 2009. For the three months ended December 31, 2008, Canadian exploration spending totaled $733,000 of which $624,000 was expensed and totaled $12,943,000 of which $11,953,000 was expensed for the year ended December 31, 2008.
The results of the three 2009 drilling programs, on the Wheeler River property in the Athabasca Basin, have confirmed that the Phoenix discovery has the potential to host an economically significant, high-grade uranium deposit. In 2009, 43 holes were drilled totalling 19,000 metres, with the drilling primarily focussed on the Phoenix discovery. The uranium mineralization extends over a one kilometre strike length and remains open in both directions at a depth of approximately 400 metres.
During the winter program, the first indications of high grade mineralization were identified in hole WR-258 which intersected 11.2% U3O8 over 5.5 metres. The summer drill program included the best intersection to date of 62.6% U3O8 over 6 metres in hole WR-273. The best intersections of the fall program were 32.8% eU3O8, 16.8% U3O8, 12.74% U3O8 and 8.02% U3O8 over 7.6, 9.0, 3.0 and 5.0 metres in holes WR-287, 286,291A and 290, respectively.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
Exploration expenditures of $121,000 for the three months ended December 31, 2009 ($916,000 for the three months ended December 31, 2008) and of $2,054,000 for the year ended December 31, 2009 ($4,436,000 for the year ended December 31, 2008) were incurred in Mongolia on the Company’s joint venture properties. The Company has a 70% interest in the Gurvan Saihan Joint Venture (“GSJV”) in Mongolia. The other parties to the joint venture are the Mongolian government as to 15% and Geologorazvedka, a Russian government entity, as to 15%. At the Ulzit project, mineralization first discovered in 2008 was followed up on and further continuity of this mineralization was confirmed. A new zone of mineralization was discovered at the Choir Depression. Both of these areas of mineralization will require further drilling to confirm potential resources.
In Zambia, the environmental report was approved by the Government of Zambia and work continued on the mining licence and radioactive licence applications.
General and Administrative
General and administrative expenses totaled $3,085,000 for the three months ended December 31, 2009 compared with $3,349,000 for the three months ended December 31, 2008. For the year ended December 31, 2009, general and administrative expenses totaled $13,883,000 compared to $14,754,000 for the same period in 2008. General and administrative expenses consist primarily of payroll and related expenses for personnel, contract and professional services and other overhead expenditures.
Stock Option Expense
Stock option expense totaled $1,089,000 and $3,847,000 for the three months and year ended December 31, 2009 respectively. In fiscal 2008, stock option expense totaled $4,178,000 and $6,062,000 for the three months and year ending December 31, 2008.
Impairment of Mineral Properties
During the third quarter, the Company determined that it should take an impairment charge against the carrying value of its mineral property investment in Zambia and has accordingly recorded a write-down of $100,000,000. The impairment recognizes a decline in the long-term uranium price outlook and refinements in the mine plan and project cost estimates. The impairment charge was determined based on comparisons of current market values of similar properties. The Company also recorded a future income tax recovery of $30,000,000 as a result of the impairment charge. The Company continues to work towards a production decision for the project.
Impairment of Goodwill
Denison evaluates the carrying amount of goodwill annually to determine whether events or changes in circumstances indicate whether such carrying amount has become impaired. Denison’s goodwill amount arises from the acquisition of DMI in 2006. The goodwill was allocated to the Canadian mining segment. Denison examined the fair value of the assets and liabilities of the segment at December 31, 2009. The determination of fair market value was based on discounted cash flow analysis for production assets using consensus expectations for future uranium prices and foreign exchange, future costs and a discount rate of 10.5%. Exploration properties were valued at estimated market value at December 31, 2009. Based on this analysis, the Company determined the fair values have decreased and, as a result, determined that an impairment charge of $22,136,000 should be made and charged to operations in the fourth quarter.
Other Income and Expenses
Other income (expense) totaled $1,961,000 for the three months ended December 31, 2009 compared with $2,533,000 for the three months ended December 31, 2008. For the year ended December 31, 2009, other income (expense) totaled $(14,551,000) compared to $2,468,000 for the same period in 2008. This consists primarily of foreign exchange losses, interest expense and investment disposal gains. Foreign exchange losses totaled $2,483,000 for the three months and $17,476,000 for the year ended December 31, 2009. In 2008, other income (expense) was primarily due to losses on portfolio investments which totaled $12,952,000 and gains on foreign exchange which totaled $15,544,000.
Other income (expense) included interest incurred on company indebtedness of $3,000 for the three months and $1,438,000 for year ended December 31, 2009.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
Income Taxes
The Company has provided for a current tax recovery of $1,691,000 and a future tax recovery of $36,843,000. The current tax recovery relates to the anticipated recovery of taxes paid in prior years of $1,883,000, offset by current taxes payable of $192,000. The future tax recovery is primarily comprised of (i) a $30,000,000 reduction in the future tax liability in Zambia, as a result of the impairment recorded in respect of the Mutanga project, (ii) the recognition of $2,579,000 in previously unrecognized Canadian tax assets; and (iii) a $2,292,000 reduction in the future tax liability in Canada resulting from a decrease in the corporate income tax rate in Ontario. The Government of Ontario announced a reduction in the province’s corporate income tax rate, from 14% to 10%, in its spring 2009 budget. The rate change will be phased in from July 1, 2010 to July 1, 2013. For accounting purposes, the rate change became substantively enacted during the fourth quarter of 2009.
OUTLOOK FOR 2010
Denison has used a U3O8 spot price of $49.00 per pound U3O8 and a long term price of $64.00 per pound, a V2O5 price of $5.75 per pound and foreign exchange rate of US$1.00 = CDN$1.075 in developing this 2010 outlook.
Mining Operations
Denison’s uranium production is expected to total 1.6 million pounds of U3O8 in 2010, coming from production at the White Mesa mill in the United States, and its share from production at the McClean Lake mill in Canada. Vanadium production is expected to total approximately 2.8 million pounds of V2O5. The Company anticipates that the White Mesa mill will begin processing conventional ore in March and continue for the remainder of the year.
Uranium and vanadium sales are expected to be approximately 1.8 million pounds U3O8 and 3.4 million pounds V2O5. Based on the budgeted uranium prices noted above and Denison’s current long term contracts, the Company expects to achieve an average realized price of $54.34 per pound U3O8 sold. Mining revenue is forecast to be approximately $119 million of which $19.3 million will be vanadium sales.
For each $5.00 per pound change in the U3O8 spot price, the revenue changes by $4.8 million and a $4.00 change in the long-term price changes revenue by $2.3 million. A $1.00 per pound change in the vanadium price results in a $3.4 million change in revenue. A $0.01 change in the foreign exchange rate changes cash flow by $0.2 million.
The cash cost of production is expected to average $35.15 per pound of U3O8 net of vanadium credits, excluding sales royalties and mine stand-by costs. This compares to $44.27 in 2009 calculated on the same basis.
Total operating capital expenditures are projected to be approximately $17.5 million.
Business Development
In 2010 Denison will participate in exploration programs on 10 properties in Canada and the United States. The total spending for these programs is expected to be $11.5 million of which Denison’s share will be approximately $6.3 million of which $4.4 million will be spent in Canada. The most significant of these programs will be carried out to further define economic uranium resources on the Wheeler River property in Saskatchewan where the important new Phoenix discovery was made in 2009. A 45 hole, 22,500 metre drilling program has begun which will continue to evaluate the new discovery and test additional areas with known uranium mineralization along the same mineralized trend.
Exploration work in Canada will also be carried out on the Hatchet Lake, Turkey Lake, Park Creek, Moore Lake, McClean Lake, Midwest and Wolly projects. In the United States, work will be carried out on the Beaver and Pandora mine properties at a cost of $1.9 million in an effort to outline new resources which could extend the mine life of the existing operations on these properties.
On development stage projects a total of $8.8 million will be spent in 2010 of which $6.5 million will be incurred to advance the Zambian and Mongolian projects and to develop a longer term strategy for these assets and their development. In the United States, the permitting process will be advanced for the Pinenut, EZ1/EZ2 and Canyon deposits at a cost of $1.7 million in preparation for their development for production.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
SUMMARY OF QUARTERLY FINANCIAL RESULTS

	2009	2009	2009	2009
(in thousands)	Q4	Q3	Q2	Q1

Total revenues	$31,052	$12,748	$13,372	$21,998
Net income (loss)	(36,127)	(91,343)	(18,215)	(1,327)
Basic and diluted earnings (loss) per share	(0.11)	(0.27)	(0.07)	(0.01)

	2008	2008	2008	2008
(in thousands)	Q4	Q3	Q2	Q1

Total revenues	$36,807	$36,483	$31,713	$18,181
Net income (loss)	(56,762)	332	(13,756)	(10,462)
Basic and diluted earnings (loss) per share	(0.30)	0.00	(0.07)	(0.06)
LIQUIDITY AND CAPITAL RESOURCES
Cash and cash equivalents were $19,804,000 at December 31, 2009 compared with $3,206,000 at December 31, 2008. The increase of $16,598,000 was due primarily to cash used in operations of $42,442,000, expenditures of $38,850,000 on property, plant and equipment and repayment of long term debt of $99,620,000, which was financed by sales of long-term investments of $11,128,000 and new common share issues totaling $185,034,000.
Net cash used in operating activities of $42,442,000 during the year ended December 31, 2009 is comprised of net loss for the year, adjusted for non-cash items and for changes in working capital items. Significant changes in working capital items during the period include a decrease in accounts payable and accrued liabilities of $15,071,000 and an increase of $22,229,000 in inventories and a decrease of $344,000 in trade and other receivables. The increase in inventories consists primarily of the increase in ore in stockpile, work in progress and finished goods. The decrease in accounts payable and accrued liabilities is primarily due to the level of operating activity.
Net cash used in investing activities was $27,116,000 consisting primarily of expenditures on property, plant and equipment of $38,850,000 less proceeds from the sale of investments of $11,128,000.
Net cash from financing activities totaled $85,414,000 consisting of $185,034,000 from the issue of common shares less $99,620,000 repayment of debt obligations.
In total, these sources and uses of cash resulted in a net cash inflow after the effect of foreign exchange of $16,598,000 during the year.
The Company has in place a $60,000,000 revolving term credit facility (“the credit facility”). The credit facility contains three financial covenants, one based on maintaining a certain level of tangible net worth, which must be greater than or equal to the sum of $665,000,000 plus an amount equal to (i) 50% of each equity issue after September 30, 2009 and 50% of positive Net Income in each fiscal quarter from September 30, 2009, the second requiring a minimum current ratio of 1.10 to 1 and the other requires the Company to reduce the borrowing facility to $35,000,000 for a period of time each quarter before drawing further amounts. The credit facility terminates on June 30, 2011. There is currently no debt outstanding under this facility; however $9,228,000 of the line is currently used as collateral for certain letters of credit.
The borrower under the facility is DMI and the Company has provided an unlimited full recourse guarantee and a pledge of all of the shares of DMI. DMI has provided a first-priority security interest in all present and future personal property and an assignment of its rights and interests under all material agreements relative to the McClean Lake and Midwest projects. In addition, each of the Company’s material US subsidiaries has provided an unlimited full recourse guarantee secured by a pledge of all of its shares and a first-priority security interest in all of its present and future personal property. The credit facility is subject to a standby fee of 100 basis points.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
OFF-BALANCE SHEET ARRANGEMENTS
The Company does not have any off-balance sheet arrangements.
TRANSACTIONS WITH RELATED PARTIES
The Company is a party to a management services agreement with UPC. Under the terms of the agreement, the Company will receive the following fees from UPC: a) a commission of 1.5% of the gross value of any purchases or sales of uranium completed at the request of the Board of Directors of UPC; b) a minimum annual management fee of CDN$400,000 (plus reasonable out-of-pocket expenses) plus an additional fee of 0.3% per annum based upon UPC’s net asset value between CDN$100,000,000 and CDN$200,000,000 and 0.2% per annum based upon UPC’s net asset value in excess of CDN$200,000,000; c) a fee of CDN$200,000 upon the completion of each equity financing where proceeds to UPC exceed CDN$20,000,000; d) a fee of CDN$200,000 for each transaction or arrangement (other than the purchase or sale of uranium) of business where the gross value of such transaction exceeds CDN$20,000,000 (“an initiative”); e) an annual fee up to a maximum of CDN$200,000, at the discretion of the Board of Directors of UPC, for on-going maintenance or work associated with an initiative; and f) a fee equal to 1.5% of the gross value of any uranium held by UPC prior to the completion of any acquisition of at least 90% of the common shares of UPC.
In 2008, the Company sold 50,000 pounds of U3O8 to UPC at a price of $64.50 per pound for total consideration of $3,225,000.
The following transactions were incurred with UPC for the periods noted below:

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands)	2009	2008	2009	2008
Revenue
Uranium sales	$—	$—	$—	$3,225
Management fees (including expenses)	397	318	1,541	1,695
Commission fees on purchase and sale of uranium	239	—	981	1,234

Total	$636	$318	$2,522	$6,154

At December 31, 2009, accounts receivable includes $165,000 (2008 — $130,000) due from UPC with respect to the fees indicated above.
Korea Electric Power Corporation (“KEPCO”)
In June 2009, Denison completed definitive agreements with KEPCO. The agreements included a long-term offtake agreement which provides for the delivery to KEPCO of 20% of Denison’s annual U3O8 production (±10%) but not less than 350,000 pounds (±10%) per year from 2010 to 2015 inclusive. KEPCO also purchased 58,000,000 common shares of Denison representing approximately 17% of the issued and outstanding capital as at the June 2009 share purchase. One representative from KEPCO has been appointed to Denison’s board of directors.
OUTSTANDING SHARE DATA
At March 11, 2010, there were 339,720,415 common shares issued and outstanding, 7,829,140 stock options outstanding to purchase a total of 7,829,140 common shares and 2,225,000 warrants outstanding to purchase a total of 6,408,000 common shares, for a total of 353,957,555 common shares on a fully-diluted basis.
CONTROLS AND PROCEDURES
The Company carried out an evaluation, under the supervision and with the participation of its management, including the President and Chief Executive Officer and the Chief Financial Officer, of the effectiveness of the design and operation of the Company’s “disclosure controls and procedures” (as defined in the Exchange Act Rule 13a-15(e)) as of the end of the period covered by this report. Based upon that evaluation, the President and Chief Executive Officer and the Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
The Company’s management is responsible for establishing and maintaining an adequate system of internal control over financial reporting. Management conducted an evaluation of the effectiveness of internal control over financial reporting based on the Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2009.
There has not been any change in the Company’s internal control over financial reporting that occurred during the Company’s fourth fiscal quarter of 2009 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
CRITICAL ACCOUNTING ESTIMATES
The preparation of the Company’s consolidated financial statements in conformity with generally accepted accounting principles in Canada requires management to make judgments with respect to certain estimates and assumptions. These estimates and assumptions, based on management’s best judgment, affect the reported amounts of certain assets and liabilities, including disclosure of contingent liabilities. On an ongoing basis, management re-evaluates its estimates and assumptions. Actual amounts, however, could differ significantly from those based on such estimates and assumptions.
Significant areas critical in understanding the judgments that are involved in the preparation of the Company’s consolidated financial statements and the uncertainties inherent within them include the following:
Depletion and Amortization of Property, Plant and Equipment
Depletion and amortization of property, plant and equipment used in production is calculated on a straight line basis or a unit of production basis as appropriate. The unit of production method allocates the cost of an asset to production cost based on current period production in proportion to total anticipated production from the facility. Mining costs are amortized based on total estimated uranium in the ore body. Mill facility costs to be amortized are reduced by estimated residual values. In certain instances, residual values are established based upon estimated toll milling fees to be received. If Denison’s estimated amounts to be received from toll milling prove to be significantly different from estimates or its reserves and resource estimates are different from actual (in the case where unit of production amortization is used), there could be a material adjustment to the amounts of depreciation and amortization to be recorded in the future.
Impairment of Long-Lived Assets
The Company’s long-lived assets consist of plant and equipment, mineral properties, and intangible assets. Long-lived assets are assessed by management for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. To test recoverability, the net book value of the long-lived asset is compared to the estimated undiscounted future cash flows generated by their use and eventual disposal. Impairment is measured as the excess of the carrying value over the fair value, determined principally by discounting the estimated net future cash flows expected to be generated from the use and eventual disposal of the related asset. In the event that the Company has insufficient information about the long-lived asset to estimate future cash flows to test the recoverability of the capitalized cost amounts, the Company will test for impairment by comparing the fair value to the carrying amount without first performing a test for recoverability.
Goodwill
The amount by which the purchase price of a business acquisition exceeds the fair value of identifiable assets and liabilities acquired is goodwill. Goodwill is allocated to the reporting units acquired based on management’s estimates of the fair value of each reporting unit as compared to the fair value of the assets and liabilities of the reporting unit. Estimates of fair value may be impacted by changes in commodity prices, currency exchange rates, discount rates, level of capital expenditures, interest rate, operating costs and other factors that may be different from those used in determining fair value. Changes in estimates could have a material impact on the carrying value of the goodwill. For reporting units that have recorded goodwill, the estimated fair value of the unit is compared to its carrying value at least once each year, or when circumstances indicate that the value may have become impaired. If the carrying value exceeds the estimated or implied fair value of goodwill, which is equal to management’s estimate of potential value within the reporting unit, any excess of the carrying amount of goodwill over the estimated or implied goodwill is deducted from the carrying value of goodwill and charged to the current period earnings.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
Inventory
The Company values its concentrate inventories; work in process and ore stockpiles at the lower of cost or net realizable value at the end of the reporting period. Costs represent the average cost, and include direct labour and materials costs, mine site overhead and depreciation and depletion. Realizable value is based on commodity prices, which can be subject to significant change from period-to-period.
Future Tax Assets and Liabilities
Future tax assets and liabilities are calculated using the asset and liability method. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using current tax rates. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period the change is known. To the extent that the Company considers it to be more likely than not that a future tax asset will be recovered, a tax asset will be set up, otherwise the Company provides a valuation allowance against the excess. It is possible that changes could occur in the future that may affect the recoverability of the carrying value of future tax assets and a write-down may be required.
Provision for Other than Temporary Impairment in the Value of Investments
The Company reviews those investments that are classified as available for sale on a quarterly basis and focuses its attention on investments for which the fair value has been below cost for six months and on investments that have experienced significant declines in the market based on critical events and current economic conditions, even if those investments have been below cost for less than a six month period. When a loss in value is considered to be other than a temporary impairment this is recognized in the results of operations. Provisions for other than temporary impairment in the value of investments are reviewed on a regular basis and, if appropriate, are increased if additional negative information becomes available. Any such provisions are only released on the sale of the security.
Asset Retirement Obligations
Denison follows CICA Handbook section 3110, Asset Retirement Obligations, which requires that the fair value of the full decommissioning cost of an asset be capitalized as part of property, plant and equipment when the asset is initially constructed. In subsequent periods, Denison then is required to recognize “interest” on the liability, to amortize the capital costs in a rational and systematic manner, and to adjust the carrying value of the asset and liability for changes in estimates of the amount or timing of underlying future cash flows. Denison has accrued, in accordance with CICA Handbook Section 3110, its best estimate of the ongoing reclamation liability in connection with the decommissioned Elliot Lake mine site and is currently accruing its best estimate of its share of the cost to decommission its other mining and milling properties. The costs of decommissioning are subject to inflation and to government regulations, which are subject to change and often not known until mining is substantially complete. A significant change in either may materially change the amount of the reclamation liability accrual.
Stock-Based Compensation
Denison has recorded stock based compensation expense in accordance with the CICA handbook section 3870, using the Black-Scholes option pricing model, based on its best estimate of the expected life of the options, the expected volatility factor of the share price, a risk-free rate of return and expected dividend yield. The use of different assumptions regarding these factors could have a significant impact on the amount of stock-based compensation expense charged to income over time. Changes in these estimates will only apply to future grants of options and the amounts amortized over the vesting period of existing options should not change as a result.
Retiree Benefit Obligation
Denison has assumed an obligation to pay certain and limited retiree medical and dental benefits and life insurance as set out in a plan to a group of former employees. Denison has made certain assumptions and will retain an actuary at least once every three years to estimate the anticipated costs related to this benefit plan. The actual cost to Denison of this plan will be influenced by changes in health care practices and actuarial factors. While the plan contains certain limits, changes in assumptions could affect earnings.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
New Accounting Standards Adopted
The Company adopted the following new accounting standards issued by the CICA Handbook effective January 1, 2009:
a)
CICA Handbook Section 3064 “Goodwill and intangible assets” which provides guidance on the recognition, measurement, presentation and disclosure for goodwill and intangible assets, other than the initial recognition of goodwill or intangible assets acquired in a business combination. There was no impact to the Company’s financial statements from adopting this standard.

b)
In January 2009, the CICA issued EIC 173 “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities” which requires the entity to consider its own credit risk as well as the credit risk of its counterparties when determining the fair value of financial assets and liabilities, including derivative instruments. The standard is effective for the Company’s 2009 fiscal year, commencing January 1, 2009 and is required to be applied retrospectively without restatement to prior periods. The adoption of this pronouncement did not have a material impact on the valuation of the Company’s financial assets or financial liabilities.

c)
In March 2009, the CICA issued an EIC Abstract on Impairment Testing of Mineral Exploration Properties, EIC 174. This abstract discusses the analysis recommended to be performed to determine if there has been an impairment of mineral exploration properties. The Company considered the recommendations discussed in the Abstract effective for fiscal periods beginning January 1, 2009 when testing for impairment of mineral properties. Adoption of this pronouncement did not have any material effect on the financial statements.

d)
The CICA amended Section 3855 “Financial Instruments” to clarify that, upon reclassification of a financial instrument out of the trading category, an assessment must be completed to determine whether an embedded derivative is required to be bifurcated. In addition, the amendment prohibits the reclassification of a financial instrument out of trading when the derivative embedded in the financial instrument cannot be separately measured from the host contract. The amendment is applicable to all reclassifications occurring after July 1, 2009. Adoption of this standard did not have any material effect on the financial statements.

e)
In August 2009, the CICA issued further amendments to Section 3855. The amendments changed the definition of a loan such that certain debt securities may be classified as loans if they do not have a quoted price in an active market and the Company does not have the intent to sell the security immediately or in the near term. As a result, debt securities classified as loans will be assessed for impairment using the incurred credit loss model of Section 3025 to reduce the carrying value of a loan to its estimated realizable amount. Loan impairment accounting requirements are also applied to held-to-maturity financial assets as a result of the amendments. Debt securities that are classified as available-for-sale continue to be written down to their fair value when the impairment is considered to be other than temporary. However, the impairment loss can be reversed if the fair value substantially increases and the increase can be objectively related to an event occurring after the impairment loss was recognized. Adoption of this standard did not have any material effect on the financial statements.

f)
In June 2009, the CICA amended Section 3862 “Financial Instruments — Disclosures” to require enhanced disclosure about the fair value assessments of the financial instruments. The new disclosures are based on a fair value hierarchy that categorizes financial instruments measured at fair value at one of three levels according to the reliability of the inputs used to estimate the fair values. The amendments apply to annual financial statements for fiscal years ending after September 30, 2009. The Company has adopted these disclosures effective in the December 31, 2009 annual financial statements.

Accounting Standards Issued but not yet Adopted
The CICA has issued the following accounting standards effective for the fiscal years beginning on or after January 1, 2010:
a)
CICA Handbook Section 1582 “Business Combinations”, Section 1601 “Consolidated Financial Statements” and Section 1602 “Non-Controlling Interests” which replace the former CICA 1581 “Business Combinations” and CICA 1600 “Consolidated Financial Statements” and establish a new section for accounting for a non-controlling interest in a subsidiary. These sections provide the Canadian equivalent to FASB Statements No. 141(R) “Business Combinations” and No. 160 “Non-Controlling Interests in Consolidated Financial Statements”. CICA 1582 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period after January 1, 2011. CICA 1601 and CICA 1602 apply to interim and annual consolidated financial statements relating to years beginning on or after January 1, 2011 although early adoption is permitted. CICA 1582, which replaces Handbook Section 1581, Business Combinations, establishes standards for the measurement of a business combination and the recognition and measurement of assets acquired and liabilities assumed. CICA 1601, which replaces Handbook Section 1600, carries forward the existing Canadian guidance on aspects of the preparation of consolidated financial statements subsequent to acquisition other than non-controlling interests. CICA 1602 establishes guidance for the treatment of non-controlling interests subsequent to acquisition through a business combination.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
CONVERSION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS (IFRS)
The Company is continuing the process to convert its basis of accounting from Canadian GAAP to International Financial Reporting Standards (IFRS). The Company’s IFRS transition date occurred on January 1, 2010 and reporting under IFRS will be required for the three-month period ending March 31, 2011 and all reporting periods thereafter. For 2011 reporting periods, Canadian GAAP amounts reported during the 2010 reporting year will be restated under IFRS for comparative purposes.
The conversion to IFRS from Canadian GAAP is a significant undertaking. Management has established an IFRS project team that is staffed with both internal and external resources.
The IFRS implementation project plan consists of three phases:
•	Initial diagnostic phase
•	Impact analysis and design phase
•	Implementation phase
The initial diagnostic phase was completed in third quarter 2008. This review identified the major components of the financial statements that will be impacted by the change in standards, and included an evaluation of the magnitude of the financial statement impact, the implementation effort required and the anticipated complexity of the change.
The impact analysis and design phase involves the selection of IFRS accounting policies by senior management and the review by audit committee; the quantification of impact of changes to our existing accounting policies on our opening IFRS balance sheet; and the development of draft IFRS financial statements. This phase also involves the development of IFRS training programs for key personnel, and the identification of changes to systems and to our internal controls over financial reporting.
The implementation phase involves the implementation of required changes to our information systems and procedures. It will culminate in the collection of financial information necessary to prepare IFRS financial statements and audit committee approval of financial statements.
The impact analysis and design phase and the implementation phase are currently underway. Component specific IFRS training was developed, for areas identified in the diagnostic phase, and delivered to all key finance personnel during Q2 and Q3 2009. Evaluation and selection of accounting policies is currently underway and management review of the recommended accounting policies is expected to be completed during Q1 2010. Other work that is underway includes analysis of additional financial statement and note disclosures, review of information system and internal control changes required, and development of additional training required for key personnel.
Potential Impact of IFRS Implementation on Denison
The following areas represent what we believe to be the major differences between IFRS and Canadian GAAP for Denison. The list and components below should not be regarded as a complete list of changes that will result from the transition to IFRS.
IFRS 1, First-time Adoption of International Financial Reporting Standards
IFRS 1 provides entities adopting IFRS for the first time with a number of optional exemptions and mandatory exceptions, in certain areas, to the general requirement for full retrospective applications of IFRS. The purpose of the options is to provide relief to companies and simplify the conversion process by not requiring them to recreate information that may not exist or may not have been collected at the inception of the transaction. We have analyzed the various exemptions available and are working towards implementing those most appropriate in our circumstances.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
The most significant IFRS 1 exemptions which we are considering applying in the preparation of our first consolidated financial statements under IFRS are as follows.
Property Plant and Equipment
We have the option to record items of property, plant and equipment at their fair value on transition to IFRS. This value becomes the deemed cost of the asset. The election can be taken on an asset by asset basis. We are considering utilizing this election for certain assets.
Business Combinations
Under IFRS, we have the option to either retroactively apply IFRS 3R “Business Combinations” to all business combinations or may elect to apply the standard prospectively only to those acquisitions which meet the expanded definition of a business combination after the date of this transition. We expect to apply the standard prospectively from the date of transition, January 1, 2010.
Impairment of Non Current Assets
Under Canadian GAAP, long-lived asset impairment testing is done using a two-step approach whereby long-lived assets are first tested for recoverability based on the undiscounted cash flows they are expected to generate. If the undiscounted cash flow expected to be generated is higher than the carrying amount, no further analysis is required. If the undiscounted cash flow is lower than the carrying amount of the assets, the assets are written down to their estimated fair value. Under IFRS, impairment testing is done using a one-step approach for both testing and measurement of impairment, with asset carrying amounts compared directly with the higher of fair value less costs to sell and value in use (which uses discounted cash flows). This may result in more frequent write-downs where carrying amounts of assets were previously supported under Canadian GAAP on an undiscounted cash flow basis, but could not be supported on a discounted basis. However, the extent of any asset write-downs may be partially offset by the requirement under IFRS to reverse any previous impairment losses where circumstances have changed such that the impairments have reduced. Canadian GAAP does not permit reversal of impairment losses.
Mineral Property and Exploration Costs
Under IFRS 6, an entity should determine an accounting policy specifying which expenditures are recognized and exploration and evaluation assets and apply the policy consistently. An entity adopting IFRS 6 may continue to use accounting policies applied immediately before adopting IFRS. Denison will likely continue its current accounting policies in this area under IFRS.
Future Income Taxes
The accounting for future or deferred income taxes, under IAS 12, is fundamentally similar to the current Canadian GAAP standard. However, there are some specific differences between IAS 12 and Canadian GAAP, that may impact our deferred tax balances or the amount reported in profit or loss for deferred taxes. Under Canadian GAAP, the movement in deferred tax assets and liabilities is typically recognized as income or an expense, and included in profit or loss for the period. Under IFRS, if the transaction that gives rise to a temporary difference is recorded directly in equity, the movement in that particular deferred tax balance, during the same or a different period, is also recorded directly in equity (rather than in profit or loss). To the extent that the accounting basis of various assets and liabilities are adjusted as part of the IFRS conversion, we also expect that the carrying value of our deferred tax balances will change.
Under Canadian GAAP, where an asset is acquired (other than in a business combination) and the tax basis is less than the cost of the asset, a deferred tax liability is recognized on the asset acquisition, and is added to the cost of the asset through a gross-up calculation. IFRS does not permit the recognition of a deferred tax liability on the initial recognition of an asset, in a transaction that is not a business combination. When Denison acquired OmegaCorp. Limited (“Omega”) in 2007, the transaction was treated as an asset acquisition, with the majority of the fair value allocated to the Mutanga project mineral property resources. As a result, for Canadian GAAP purposes, a future tax liability was recognized and the carrying amount of the asset was increased to arrive at the purchase price of net assets. At December 31, 2009, the deferred tax liability recognized on the balance sheet, in respect of the Omega acquisition, is approximately $20.2 million. Under IFRS, we expect that the future tax liability in respect of Omega will be eliminated, and the carrying value of the asset will be adjusted accordingly.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
CONTRACTUAL OBLIGATIONS
At December 31, 2009, the Company had a reclamation liability of $17,906,000 consisting of $8,609,000 for U.S. mill and mine obligations, $8,155,000 for Elliot Lake and $1,142,000 for the McClean Lake and Midwest joint ventures.
In addition, the Company’s contractual obligations at December 31, 2009 are as follows:

					After
	Total	1 Year	2-3 Years	4-5 Years	5 Years

Debt Obligations	$1,064,000	$869,000	$122,000	$73,000	$—
Operating lease and other obligations	$4,067,000	$2,731,000	$882,000	$322,000	$132,000
ENVIRONMENTAL RESPONSIBILITY
The Company periodically reviews the anticipated costs of decommissioning and reclaiming its mill and mine sites as part of its environmental planning process. Further, the Company formally reviews the mill’s reclamation estimate annually with applicable regulatory authorities. The mill and mine reclamation estimates at December 31, 2009 are $17,906,000 which are expected to be sufficient to cover the projected future costs for reclamation of the mill and mine operations. However, there can be no assurance that the ultimate cost of such reclamation obligations will not exceed the estimated liability contained in the Company’s financial statements.
The Company has posted bonds and letters of credit and trust funds as security for these liabilities. At December 31, 2009, the amount of these restricted cash and investments and line of credit collateralizing the Company’s reclamation obligations was $30,884,000.
Although the White Mesa mill is designed as a facility that does not discharge to groundwater, the Company has a Groundwater Discharge Permit (“GWDP”) with Utah Department of Environmental Quality, which is required for all similar facilities in the State of Utah, and specifically tailors the implementation of the State groundwater regulations to the Mill site. The State of Utah requires that every operating uranium mill in the State have a GWDP, regardless of whether or not the facility discharges to groundwater. The GWDP for the mill was finalized and implemented during the second quarter of fiscal 2005. As requested by the GWDP, the mill added over 40 additional monitoring parameters and fifteen additional monitoring wells to its ground water monitoring program at the site. In addition, the State and the Company are currently determining the compliance levels for all the monitoring parameters.
The Company has detected some chloroform contamination at the White Mesa mill site that appears to have resulted from the operation of a temporary laboratory facility that was located at the site prior to and during the construction of the mill facility, and from septic drain fields that were used for laboratory and sanitary wastes prior to construction of the mill’s tailings cells. In April 2003, the Company commenced an interim remedial program of pumping the chloroform contaminated water from the groundwater to the mill’s tailings cells. This will enable the Company to begin clean up of the contaminated areas and to take a further step towards resolution of this outstanding issue. Pumping from the wells continued in 2008. Denison is continuing to work with the State of Utah to develop a long-term corrective action plan. A draft of an action plan was submitted by Denison and is currently being reviewed by the State. While the investigations to date indicate that this chloroform contamination appears to be contained in a manageable area, the scope and costs of final remediation have not yet been determined and could be significant.
Elevated concentrations of nitrate and chloride were observed in some monitoring wells at the mill site in 2008 a number of which were upgradient of the mill’s tailings cells. Pursuant to a Stipulated Consent Agreement with UDEQ, the Company retained INTERA, Inc., an independent professional engineering firm, to investigate these elevated concentrations and to prepare a Contamination Investigation Report for submittal to UDEQ. The investigation was completed in 2009 and the Contamination Investigation Report was submitted to UDEQ in January 2010. INTERA concluded in the Report that: (1) the nitrate and chloride are co-extensive and appear to originally come from the same source; and (2) the source is upgradient of the mill property and is not the result of Mill activities. UDEQ is currently reviewing the Report. While the investigations to date indicate that the source of this nitrate and chloride contamination is not the result of mill activities, UDEQ has not completed its review or come to its own conclusions as to the source of the contamination or the responsibility for clean up. Although the contamination appears to be contained in a manageable area, the scope and costs of final remediation have not yet been determined and, if determined to be the responsibility of the Company, could be significant.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
RESEARCH AND DEVELOPMENT
The Company does not have a formal research and development program. Process development efforts expended in connection with processing alternate feeds are included as a cost of processing. Process development efforts expended in the evaluation of potential alternate feed materials that are not ultimately processed at the mill are included in mill overhead costs. The Company does not rely on patents or technological licences in any significant way in the conduct of its business.
RISK FACTORS
There are a number of factors that could negatively affect Denison’s business and the value of Denison’s common shares, including the factors listed below. The following information pertains to the outlook and conditions currently known to Denison that could have a material impact on the financial condition of Denison. This information, by its nature, is not all inclusive. It is not a guarantee that other factors will not affect Denison in the future.
Current Global Financial Conditions
Current global financial conditions have been subject to increased volatility and numerous financial institutions have either gone into bankruptcy or have had to be rescued by governmental authorities. Access to public financing has been negatively impacted by both sub-prime mortgages and the liquidity crisis affecting the asset-backed commercial paper market. These factors may impact the ability of Denison to obtain equity or debt financing in the future and, if obtained, on terms favorable to Denison. If these increased levels of volatility and market turmoil continue, Denison’s operations could be adversely impacted and the trading price of the common shares could continue to be adversely affected.
Market Price of Shares
Securities of mining companies have experienced substantial volatility in the past, including during the current credit crisis, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic conditions in North America and globally, and market perceptions of the attractiveness of particular industries. The price of Denison’s securities is also likely to be significantly affected by short-term changes in commodity prices, other mineral prices, currency exchange fluctuation, or in its financial condition or results of operations as reflected in its periodic earnings reports. Other factors unrelated to the performance of Denison that may have an effect on the price of the securities of Denison include the following: the extent of analytical coverage available to investors concerning the business of Denison may be limited if investment banks with research capabilities do not follow Denison’s securities; lessening in trading volume and general market interest in Denison’s securities may affect an investor’s ability to trade significant numbers of securities of Denison; the size of Denison’s public float and its inclusion in market indices may limit the ability of some institutions to invest in Denison’s securities; and a substantial decline in the price of the securities of Denison that persists for a significant period of time could cause Denison’s securities to be delisted from an exchange, further reducing market liquidity. If an active market for the securities of Denison does not continue, the liquidity of an investor’s investment may be limited and the price of the securities of the Corporation may decline. If an active market does not exist, investors may lose their entire investment in the Corporation. As a result of any of these factors, the market price of the securities of Denison at any given point in time may not accurately reflect the long-term value of Denison. Securities class-action litigation often has been brought against companies following periods of volatility in the market price of their securities. Denison may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.
Dilution from Further Equity Financing
If Denison raises additional funding by issuing additional equity securities, such financing may substantially dilute the interests of shareholders of Denison and reduce the value of their investment.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
Volatility and Sensitivity to Prices and Costs
Because the majority of Denison’s revenues are derived from the sale of uranium and vanadium, Denison’s net earnings and operating cash flow are closely related and sensitive to fluctuations in the long and short term market price of U3O8 and V2O5. Among other factors, these prices also affect the value of Denison’s reserves and the market price of Denison’s Common Shares. Historically, these prices have fluctuated and have been and will continue to be affected by numerous factors beyond Denison’s control.
With respect to uranium, such factors include, among others: demand for nuclear power, political and economic conditions in uranium producing and consuming countries, reprocessing of used reactor fuel and the re-enrichment of depleted uranium tails, sales of excess civilian and military inventories (including from the dismantling of nuclear weapons) by governments and industry participants, uranium supply, including the supply from other secondary sources and production levels and costs of production. With respect to vanadium, such factors include, among others: demand for steel, political and economic conditions in vanadium producing and consuming countries, world production levels and costs of production.
Although Denison employs various pricing mechanisms within its sales contracts to manage its exposure to price fluctuations, there can be no assurance that such a program will be successful.
Competition from Other Energy Sources and Public Acceptance of Nuclear Energy
Nuclear energy competes with other sources of energy, including oil, natural gas, coal and hydro-electricity. These other energy sources are to some extent interchangeable with nuclear energy, particularly over the longer term. Sustained lower prices of oil, natural gas, coal and hydroelectricity may result in lower demand for uranium concentrates. Technical advancements in renewable and other alternate forms of energy, such as wind and solar power, could make these forms of energy more commercially viable and put additional pressure on the demand for uranium concentrates. Furthermore, growth of the uranium and nuclear power industry will depend upon continued and increased acceptance of nuclear technology as a means of generating electricity. Because of unique political, technological and environmental factors that affect the nuclear industry, the industry is subject to public opinion risks that could have an adverse impact on the demand for nuclear power and increase the regulation of the nuclear power industry.
Uranium Industry Competition and International Trade Restrictions
The international uranium industry, including the supply of uranium concentrates, is competitive. Denison markets uranium in direct competition with supplies available from a relatively small number of western world uranium mining companies, from certain republics of the former Soviet Union and the People’s Republic of China, from excess inventories, including inventories made available from decommissioning of nuclear weapons, from reprocessed uranium and plutonium, from used reactor fuel, and from the use of excess Russian enrichment capacity to re-enrich depleted uranium tails held by European enrichers in the form of UF6. The supply of uranium from Russia and from certain republics of the former Soviet Union is, to some extent, impeded by a number of international trade agreements and policies. These agreements and any similar future agreements, governmental policies or trade restrictions are beyond the control of Denison and may affect the supply of uranium available in the United States and Europe, which are the largest markets for uranium in the world.
Competition for Properties
Significant competition exists for the limited supply of mineral lands available for acquisition. Many participants in the mining business include large, established companies with long operating histories. The Company may be at a disadvantage in acquiring new properties as many mining companies have greater financial resources and more technical staff. Accordingly, there can be no assurance that the Company will be able to compete successfully to acquire new properties or that any such acquired assets would yield reserves or result in commercial mining operations.
Replacement of Reserves and Resources
McClean Lake, Midwest, Arizona Strip, Colorado Plateau, Henry Mountains, GSJV, Mutanga and Dibwe reserves and resources are Denison’s sources of uranium concentrates. Unless other reserves and resources are discovered or extensions to existing ore bodies are found, Denison’s sources of production for uranium concentrates will decrease over time as its current reserves and resources are depleted. There can be no assurance that Denison’s future exploration, development and acquisition efforts will be successful in replenishing its reserves and resources. In addition, while Denison believes that many of its properties will eventually be put into production, there can be no assurance that they will be, or that they will be able to replace production.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
Imprecision of Reserve and Resource Estimates
Reserve and resource figures are estimates, and no assurances can be given that the estimated levels of uranium and vanadium will be produced or that Denison will receive the prices assumed in determining its reserves and resources. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. While Denison believes that the reserve and resource estimates included are well established and reflect management’s best estimates, by their nature, reserve and resource estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. Furthermore, market price fluctuations, as well as increased capital or production costs or reduced recovery rates, may render ore reserves and resources containing lower grades of mineralization uneconomic and may ultimately result in a restatement of reserves and resources. The evaluation of reserves or resources is always influenced by economic and technological factors, which may change over time.
Decommissioning and Reclamation
As owner and operator of the White Mesa mill and numerous uranium and uranium/vanadium mines located in the United States and as part owner of the McClean Lake mill, McClean Lake mines, the Midwest uranium project and certain exploration properties, and for so long as the Company remains an owner thereof, the Company is obligated to eventually reclaim or participate in the reclamation of such properties. Most, but not all, of the Company’s reclamation obligations are bonded, and cash and other assets of the Company have been reserved to secure this bonded amount. Although the Company’s financial statements record a liability for the asset retirement obligation, and the bonding requirements are generally periodically reviewed by applicable regulatory authorities, there can be no assurance or guarantee that the ultimate cost of such reclamation obligations will not exceed the estimated liability contained on the Company’s financial statements.
In addition, effective January 20, 2001, the BLM implemented new Surface Management (3809) Regulations pertaining to mining operations conducted on mining claims on public lands. The new 3809 regulations impose additional requirements for permitting of mines on federal lands and may have some impact on the closure and reclamation requirement for Company mines on public lands. If more stringent and costly reclamation requirements are imposed as a result of the new 3809 rules, the amount of reclamation bonds held by the Company and the reclamation liability recorded in the Company’s financial statements may need to be increased.
Decommissioning plans for the Company’s properties have been filed with applicable regulatory authorities. These regulatory authorities have accepted the decommissioning plans in concept, not upon a detailed performance forecast, which has not yet been generated. As Denison’s properties approach or go into decommissioning, further regulatory review of the decommissioning plans may result in additional decommissioning requirements, associated costs and the requirement to provide additional financial assurances. It is not possible to predict what level of decommissioning and reclamation (and financial assurances relating thereto) may be required in the future by regulatory authorities.
Technical Obsolescence
Requirements for Denison’s products and services may be affected by technological changes in nuclear reactors, enrichment and used uranium fuel reprocessing. These technological changes could reduce the demand for uranium or reduce the value of Denison’s environmental services to potential customers. In addition, Denison’s competitors may adopt technological advancements that give them an advantage over Denison.
Property Title Risk
The Company has investigated its rights to explore and exploit all of its material properties and, to the best of its knowledge, those rights are in good standing. However, no assurance can be given that such rights will not be revoked, or significantly altered, to its detriment. There can also be no assurance that the Company’s rights will not be challenged or impugned by third parties, including the local governments, and in Canada, by First Nations and Metis.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
The validity of unpatented mining claims on U.S. public lands is sometimes uncertain and may be contested. Due to the extensive requirements and associated expense required to obtain and maintain mining rights on U.S. public lands, the Company’s U.S. properties may be subject to various uncertainties which are common to the industry, with the attendant risk that its title may be defective.
Production Estimates
Denison prepares estimates of future production for particular operations. No assurance can be given that production estimates will be achieved. Failure to achieve production estimates could have an adverse impact on Denison’s future cash flows, earnings, results of operations and financial condition. These production estimates are based on, among other things, the following factors: the accuracy of reserve estimates; the accuracy of assumptions regarding ground conditions and physical characteristics of ores, such as hardness and presence or absence of particular metallurgical characteristics; and the accuracy of estimated rates and costs of mining and processing and assumptions as to future commodity prices.
Denison’s actual production may vary from estimates for a variety of reasons, including, among others: actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; short term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades; risk and hazards associated with mining; natural phenomena, such as inclement weather conditions, underground floods, earthquakes, pit wall failures and cave-ins; and unexpected labour shortages or strikes and varying conditions in the commodity markets.
Mining and Insurance
Denison’s business is capital intensive and subject to a number of risks and hazards, including environmental pollution, accidents or spills, industrial and transportation accidents, labour disputes, changes in the regulatory environment, natural phenomena (such as inclement weather conditions earthquakes, pit wall failures and cave-ins) and encountering unusual or unexpected geological conditions. Many of the foregoing risks and hazards could result in damage to, or destruction of, Denison’s mineral properties or processing facilities, personal injury or death, environmental damage, delays in or interruption of or cessation of production from Denison’s mines or processing facilities or in its exploration or development activities, delay in or inability to receive regulatory approvals to transport its uranium concentrates, or costs, monetary losses and potential legal liability and adverse governmental action. In addition, due to the radioactive nature of the materials handled in uranium mining and processing, additional costs and risks are incurred by Denison on a regular and ongoing basis.
Although Denison maintains insurance to cover some of these risks and hazards in amounts it believes to be reasonable, such insurance may not provide adequate coverage in the event of certain circumstances. No assurance can be given that such insurance will continue to be available or it will be available at economically feasible premiums or that it will provide sufficient coverage for losses related to these or other risks and hazards.
Denison may be subject to liability or sustain loss for certain risks and hazards against which it cannot insure or which it may reasonably elect not to insure because of the cost. This lack of insurance coverage could result in material economic harm to Denison.
Dependence on Issuance of Licence Amendments and Renewals
The Company maintains regulatory licences in order to operate its mills at White Mesa and McClean Lake, all of which are subject to renewal from time to time and are required in order for the Company to operate in compliance with applicable laws and regulations. In addition, depending on the Company’s business requirements, it may be necessary or desirable to seek amendments to one or more of its licences from time to time. While the Company has been successful in renewing its licences on a timely basis in the past and in obtaining such amendments as have been necessary or desirable, there can be no assurance that such licence renewals and amendments will be issued by applicable regulatory authorities on a timely basis or at all in the future.
Nature of Exploration and Development
Exploration for and development of mineral properties is speculative, and involves significant uncertainties and financial risks that even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties which are explored are commercially mineable or ultimately developed into producing mines. Major expenses may be required to establish reserves by drilling, constructing mining and processing facilities at a site, developing metallurgical processes and extracting uranium from ore. It is impossible to ensure that the current exploration and development programs of Denison will result in profitable commercial mining operations or that current production at existing mining operations will be replaced with new reserves.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
Denison’s ability to sustain or increase its present levels of uranium production is dependent in part on the successful development of new ore bodies and/or expansion of existing mining operations. The economic feasibility of development projects is based upon many factors, including, among others: the accuracy of reserve estimates; metallurgical recoveries; capital and operating costs of such projects; government regulations relating to prices, taxes, royalties, infrastructure, land tenure, land use, importing and exporting, and environmental protection; and uranium prices, which are historically cyclical. Development projects are also subject to the successful completion of engineering studies, issuance of necessary governmental permits and availability of adequate financing.
Development projects have no operating history upon which to base estimates of future cash flow. Denison’s estimates of proven and probable reserves and cash operating costs are, to a large extent, based upon detailed geological and engineering analysis. Denison also conducts feasibility studies which derive estimates of capital and operating costs based upon many factors, including, among others: anticipated tonnage and grades of ore to be mined and processed; the configuration of the ore body; ground and mining conditions; expected recovery rates of the uranium from the ore; and alternate mining methods.
It is possible that actual costs and economic returns of current and new mining operations may differ materially from Denison’s best estimates. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase, take much longer than originally anticipated to bring into a producing phase, and to require more capital than anticipated.
Governmental Regulation and Policy Risks
The Company’s mining and milling operations and exploration activities, as well as the transportation and handling of the products produced are subject to extensive regulation by state, provincial and federal governments. Such regulations relate to production, development, exploration, exports, imports, taxes and royalties, labour standards, occupational health, waste disposal, protection and remediation of the environment, mine decommissioning and reclamation, mine safety, toxic substances, transportation safety and emergency response, and other matters. Compliance with such laws and regulations has increased the costs of exploring, drilling, developing, constructing, operating and closing Denison’s mines and processing facilities. It is possible that, in the future, the costs, delays and other effects associated with such laws and regulations may impact Denison’s decision as to whether to operate existing mines, or, with respect to exploration and development properties, whether to proceed with exploration or development, or that such laws and regulations may result in Denison incurring significant costs to remediate or decommission properties that do not comply with applicable environmental standards at such time. Denison expends significant financial and managerial resources to comply with such laws and regulations. Denison anticipates it will have to continue to do so as the historic trend toward stricter government regulation may continue. Because legal requirements are frequently changing and subject to interpretation, Denison is unable to predict the ultimate cost of compliance with these requirements or their effect on operations. Furthermore, future changes in governments, regulations and policies, such as those affecting Denison’s mining operations and uranium transport could materially and adversely affect Denison’s results of operations and financial condition in a particular period or its long term business prospects.
Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions. These actions may result in orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Companies engaged in uranium exploration operations may be required to compensate others who suffer loss or damage by reason of such activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.
Worldwide demand for uranium is directly tied to the demand for electricity produced by the nuclear power industry, which is also subject to extensive government regulation and policies. The development of mines and related facilities is contingent upon governmental approvals that are complex and time consuming to obtain and which, depending upon the location of the project, involve multiple governmental agencies. The duration and success of such approvals are subject to many variables outside Denison’s control. Any significant delays in obtaining or renewing such permits or licences in the future could have a material adverse effect on Denison. In addition, the international marketing of uranium is subject to governmental policies and certain trade restrictions, such as those imposed by the suspension agreement between the United States and Russia and the agreement between the United States and Russia related to the supply of Russian HEU into the United States. Changes in these policies and restrictions may adversely impact Denison’s business.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
Operations in Foreign Jurisdictions
The Company owns uranium properties directly and through joint venture interests and is undertaking uranium development programs in Mongolia and Zambia. As with any foreign operation, these international properties and interests are subject to certain risks, such as the possibility of adverse political and economic developments, foreign currency controls and fluctuations, as well as risks of war and civil disturbances. Other events may limit or disrupt activities on these properties, restrict the movement of funds, result in a deprivation of contract rights or the taking of property or an interest therein by nationalization or expropriation without fair compensation, increases in taxation or the placing of limits on repatriations of earnings. No assurance can be given that current policies of Mongolia or Zambia or the political situations within these countries will not change so as to adversely affect the value or continued viability of the Company’s interest in these assets.
In addition, the Company may become involved in a dispute with respect to one of its foreign operations and may become subject to the exclusive jurisdiction of a foreign court or may find that it is not successful in subjecting foreign persons to the jurisdiction of the courts in Canada. The Company may also be precluded from enforcing its rights with respect to a government entity because of the doctrine of sovereign immunity.
Environmental, Health and Safety Risks
Denison has expended significant financial and managerial resources to comply with environmental protection laws, regulations and permitting requirements in each jurisdiction where it operates, and anticipates that it will be required to continue to do so in the future as the historical trend toward stricter environmental regulation may continue. The uranium industry is subject to, not only the worker health, safety and environmental risks associated with all mining businesses, including potential liabilities to third parties for environmental damage, but also to additional risks uniquely associated with uranium mining and processing. The possibility of more stringent regulations exists in the areas of worker health and safety, the disposition of wastes, the decommissioning and reclamation of mining and processing sites, and other environmental matters each of which could have a material adverse effect on the costs or the viability of a particular project.
Denison’s facilities operate under various operating and environmental permits, licences and approvals that contain conditions that must be met, and Denison’s right to continue operating its facilities is, in a number of instances, dependent upon compliance with such conditions. Failure to meet any such condition could have a material adverse effect on Denison’s financial condition or results of operations.
Although the Company believes its operations are in compliance, in all material respects, with all relevant permits, licences and regulations involving worker health and safety as well as the environment, there can be no assurance regarding continued compliance or ability of the Company to meet stricter environmental regulation, which may also require the expenditure of significant additional financial and managerial resources.
Aboriginal Title and Consultation Issues
First Nations and Métis title claims as well as related consultation issues may impact Denison’s ability and that of its joint venture partners to pursue exploration, development and mining at its Saskatchewan properties. Pursuant to historical treaties, First Nations bands in Northern Saskatchewan ceded title to most traditional lands but continue to assert title to the minerals within the lands. Managing relations with the local native bands is a matter of paramount importance to Denison. There may be no assurance however that title claims as well as related consultation issues will not arise on or with respect to the Company’s properties.
Accounting Policies
The accounting policies and methods employed by the Company determine how it reports its financial condition and results of operations, and they may require management to make judgements or rely on assumptions about matters that are inherently uncertain. The Company’s results of operations are reported using policies and methods in accordance with Canadian GAAP. Management of Denison exercises judgement in applying accounting methods to ensure that, while GAAP compliant, they reflect the most appropriate manner in which to record the Company’s financial condition and operating results. In certain instances, Canadian GAAP allows accounting policies and methods to be selected from two or more alternatives, any of which might be reasonable but may result in Denison reporting materially different amounts. Management regularly re-evaluates its assumptions but the choice of method or policy employed may have a significant impact on the actual values reported.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
Ability to Maintain Obligations Under Credit Facility and Other Debt
Denison is required to satisfy certain financial covenants in order to maintain its good standing under the Credit Facility. Denison may from time to time enter into other arrangements to borrow money in order to fund its operations and expansion plans, and such arrangements may include covenants that have similar obligations or that restrict its business in some way. Events may occur in the future, including events out of Denison’s control that would cause Denison to fail to satisfy its obligations under the Credit Facility or other debt instruments. In such circumstances, the amounts drawn under Denison’s debt agreements may become due and payable before the agreed maturity date, and Denison may not have the financial resources to repay such amounts when due. The Credit Facility is secured by DMI’s main properties by a pledge of the shares of DMI, and by property of the Company’s material U.S. subsidiaries. If Denison were to default on its obligations under the Credit Facility or other secured debt instruments in the future, the lender(s) under such debt instruments could enforce their security and seize significant portions of Denison’s assets.
Credit Risk
Denison’s sales of uranium and vanadium products and its environmental services expose Denison to the risk of non-payment. Denison manages this risk by monitoring the credit worthiness of its customers and requiring pre-payment or other forms of payment security from customers with an unacceptable level of credit risk. Although Denison seeks to manage its credit risk exposure, there can be no assurance that Denison will be successful, and it is possible that some of Denison’s customers could fail to pay for the uranium or vanadium purchased or the environmental services provided.
Currency Fluctuations
Most of Denison’s revenue is denominated in U.S. dollars; however, its operating costs are incurred in the currencies of the United States, Canada, Mongolia and Zambia. Consequently, changes in the relative value of the different currencies affect Denison’s earnings and cash flows.
Capital Intensive Industry; Uncertainty of Funding
The exploration and development of mineral properties and the ongoing operation of mines requires a substantial amount of capital and may depend on Denison’s ability to obtain financing through joint ventures, debt financing, equity financing or other means. General market conditions, volatile uranium and vanadium markets, a claim against the Company, a significant disruption to the Company’s business or operations or other factors may make it difficult to secure financing necessary for the expansion of mining activities or to take advantage of opportunities for acquisitions. There is no assurance that the Company will be successful in obtaining required financing as and when needed on acceptable terms.
Dependence on Key Personnel and Qualified and Experienced Employees
Denison’s success will largely depend on the efforts and abilities of certain senior officers and key employees. Certain of these individuals have significant experience in the uranium industry. The number of individuals with significant experience in this industry is small. While Denison does not foresee any reason why such officers and key employees will not remain with Denison, if for any reason they do not, Denison could be adversely affected. Denison has not purchased key man life insurance for any of these individuals.
Denison’s success will also depend on the availability of qualified and experienced employees to work in Denison’s operations and Denison’s ability to attract and retain such employees. The number of individuals with relevant mining and operational experience in this industry is small.
Internal Controls
Internal controls over financial reporting are procedures designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation.
Potential Influence of KEPCO
As at the date hereof, KEPCO holds indirectly a large shareholding in Denison and is contractually entitled to board representation. Provided KEPCO holds over 15% of Denison’s common shares, it is entitled to nominate two directors for election to the Board at any shareholder meeting, and as long as it holds between 5% and 15% of Denison’s common shares, it will be entitled to appoint one director. KEPCO’s shareholding level gives it significant influence on decisions to be made by shareholders of Denison, and its right to nominate directors may give KEPCO significant influence on decisions made by Denison’s Board. Although KEPCO’s director nominees will be subject to duties under the OBCA to act in the best interests of Denison as a whole, KEPCO’s director nominees are likely to be employees of KEPCO and may give special attention to KEPCO’s interests as an indirect shareholder. The interests of KEPCO as an indirect shareholder of Denison may not always be consistent with the interests of Denison’s other shareholders, including, as a result of, its business relationship with Denison.

DENISON MINES CORP.
Management’s Discussion and Analysis
Year Ended December 31, 2009
(Expressed in U.S. Dollars, Unless Otherwise Noted)
The KEPCO SRA also includes provisions that will provide KEPCO with a right of first offer for certain asset sales and the right to be approached to participate in certain potential acquisitions. The right of first offer and participation right of KEPCO may negatively affect Denison’s ability or willingness to entertain certain business opportunities, or the attractiveness of Denison as a potential party for certain business transactions. KEPCO’s large shareholding block may also make Denison less attractive to third parties considering an acquisition of Denison if those third parties are not able to negotiate terms with KEPCO to support such an acquisition.
Conflicts of Interest
Some of the directors of Denison are also directors of other companies that are similarly engaged in the business of acquiring, exploring and developing natural resource properties. Such associations may give rise to conflicts of interest from time to time. In particular, one of the consequences will be that corporate opportunities presented to a director of Denison may be offered to another company or companies with which the director is associated, and may not be presented or made available to Denison. The directors of Denison are required by law to act honestly and in good faith with a view to the best interests of Denison, to disclose any interest which they may have in any project or opportunity of Denison, and to abstain from voting on such matter. Conflicts of interest that arise will be subject to and governed by the procedures prescribed in the Company’s Code of Ethics and by the OBCA.
Reliance on ARC as Operator
As ARC is the operator and majority owner of the McClean Lake and Midwest properties in Saskatchewan, Canada, Denison is and will be, to a certain extent, dependent on ARC for the nature and timing of activities related to these properties and may be unable to direct or control such activities.
Labour Relations
Both the McClean Lake mill and the Midwest properties employ unionized workers who work under collective agreements. ARC, as the operator of both of these projects, is responsible for all dealings with unionized employees. ARC may not be successful in its attempts to renegotiate the collective agreements, which may impact mill and mining operations. Any lengthy work stoppages may have a material adverse impact on the Company’s future cash flows, earnings, results of operations and financial condition.
Indemnities
As part of a reorganization in 2004, DMI acquired from Denison Energy Inc. all of Denison Energy’s mining and environmental services assets and agreed to assume all debts, liabilities and obligations relating to such assets before the date of the reorganization. In addition, DMI agreed to provide certain indemnities in favour of Denison Energy for certain claims and losses relating to matters with respect to Denison Energy’s mining business prior to the date of the arrangement, to breaches by DMI of certain of its agreements, covenants, representations and warranties in the agreements governing such reorganization, and to damages caused by breaches by DMI of its representations and warranties in certain agreements related to such arrangement. Denison cannot predict the outcome or the ultimate impact of any legal or regulatory proceeding against Denison or affecting the business of Denison and cannot predict the potential liabilities associated with the indemnities provided in favour of Denison Energy. Consequently, there can be no assurance that the legal or regulatory proceedings referred herein or any such proceedings that may arise in the future will be resolved without a material adverse effect on the business, financial condition, results of operation or cash flows of Denison.
QUALIFIED PERSON
The disclosure of scientific and technical information regarding Denison’s properties in the MD&A was prepared by or under the supervision of William C. Kerr, the Company’s Vice-President, Exploration, who is a Qualified Person in accordance with the requirements of National Instrument 43-101.

Responsibility for Financial Statements
The Company’s management is responsible for the integrity and fairness of presentation of these consolidated financial statements. The consolidated financial statements have been prepared by management, in accordance with Canadian generally accepted accounting principles for review by the Audit Committee and approval by the Board of Directors.
The preparation of financial statements requires the selection of appropriate accounting policies in accordance with generally accepted accounting principles and the use of estimates and judgments by management to present fairly and consistently the consolidated financial position of the Company. Estimates are necessary when transactions affecting the current period cannot be finalized with certainty until future information becomes available. In making certain material estimates, the Company’s management has relied on the judgement of independent specialists.
The Company’s management has developed and maintains a system of internal accounting controls to ensure, on a reasonable and cost-effective basis, that the financial information is timely reported and is accurate and reliable in all material respects and that the Company’s assets are appropriately accounted for and adequately safeguarded.
The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, our independent auditors. Their report outlines the scope of their examination and expresses their opinions on the consolidated financial statements and internal control over financial reporting.

“Ron F. Hochstein”	“James R. Anderson”

Ron F. Hochstein President and Chief Executive Officer	James R. Anderson Executive Vice-President and Chief Financial Officer
March 11, 2010
Management’s Report on Internal Control over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Management conducted an evaluation of the effectiveness of internal control over financial reporting based on the Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as at December 31, 2009.
The effectiveness of the Company’s internal control over financial reporting as at December 31, 2009 has been audited by PricewaterhouseCoopers LLP, our independent auditors, as stated in their report which appears herein.
Changes to Internal Control over Financial Reporting
There has not been any change in the Company’s internal control over financial reporting that occurred during 2009 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Independent Auditors’ Report
To the Shareholders of Denison Mines Corp.
We have completed integrated audits of Denison Mine Corp’s 2009 and 2008 consolidated financial statements and of its internal control over financial reporting as at December 31, 2009. Our opinions, based on our audits, are presented below.
Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Denison Mines Corp. as at December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits of the Company’s financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the years then ended, in accordance with Canadian generally accepted accounting principles.
Internal Control over Financial Reporting
We have also audited Denison Mines Corp.’s internal control over financial reporting as at December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2009 based on criteria established in Internal Control — Integrated Framework issued by the COSO.
“PricewaterhouseCoopers LLP”
Chartered Accountants, Licensed Public Accountants
Toronto, Ontario
March 11, 2010

DENISON MINES CORP.
Consolidated Balance Sheets
(Expressed in thousands of U.S. dollars)

	December 31,	December 31,
	2009	2008
ASSETS
Current
Cash and cash equivalents	$19,804	$3,206
Trade and other receivables (Note 3)	13,773	13,075
Inventories (Note 4)	52,216	44,733
Prepaid expenses and other	1,607	1,275

	87,400	62,289

Inventories — ore in stockpiles (Note 4)	1,530	5,016
Investments (Note 5)	10,605	10,691
Prepaid expenses and other	287	769
Restricted cash and investments (Note 6)	21,656	21,286
Property, plant and equipment, net (Note 7)	691,039	717,433
Intangibles, net (Note 8)	4,436	4,978
Goodwill (Note 9)	51,028	63,240

	$867,981	$885,702

LIABILITIES
Current
Accounts payable and accrued liabilities	$9,508	$23,787
Current portion of long-term liabilities:
Post-employment benefits (Note 10)	380	329
Reclamation and remediation obligations (Note 11)	752	875
Debt obligations (Note 12)	869	464
Other long-term liabilities (Note 13)	313	2,179

	11,822	27,634

Deferred revenue	3,187	2,913
Provision for post-employment benefits (Note 10)	3,426	3,028
Reclamation and remediation obligations (Note 11)	17,154	18,471
Debt obligations (Note 12)	195	100,059
Other long-term liabilities (Note 13)	1,051	1,191
Future income tax liability (Note 14)	102,918	124,054

	139,753	277,350

SHAREHOLDERS’ EQUITY
Share capital (Note 15)	849,488	666,278
Share purchase warrants (Note 16)	5,830	11,728
Contributed surplus (Notes 17 and 19)	39,922	30,537
Deficit	(242,494)	(95,482)
Accumulated other comprehensive income (loss) (Note 19)	75,482	(4,709)

	728,228	608,352

	$867,981	$885,702

Issued and outstanding common shares (Note 15)	339,720,415	197,295,415

Contingent liabilities and commitments (Note 25)
On Behalf of the Board of Directors:

“Ron F. Hochstein” Director	“Catherine J. G. Stefan” Director
See accompanying notes to the consolidated financial statements

DENISON MINES CORP.
Consolidated Statements of Operations
(Expressed in thousands of U.S. dollars except for per share amounts)

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008

REVENUES (Note 21)	$79,170	$123,184

EXPENSES
Operating expenses (Note 20)	98,145	118,069
Sales royalties and capital taxes	1,675	3,117
Mineral property exploration	10,120	20,114
General and administrative	13,883	14,754
Stock option expense (Note 18)	3,847	6,062
Mineral properties impairment (Note 7)	100,000	—
Intangibles impairment (Note 8)	359	—
Goodwill impairment (Note 9)	22,136	36,512

	250,165	198,628

Loss from operations	(170,995)	(75,444)
Other income (expense), net (Note 20)	(14,551)	2,468

Loss before taxes	(185,546)	(72,976)

Income tax recovery (expense) (Note 14):
Current	1,691	899
Future	36,843	(8,571)

Net loss for the year	$(147,012)	$(80,648)

Net loss per share
Basic	$(0.51)	$(0.42)
Diluted	$(0.51)	$(0.42)

Weighted-average number of shares outstanding (in thousands)
Basic	286,421	190,218
Diluted	286,421	190,218
See accompanying notes to the consolidated financial statements

DENISON MINES CORP.
Consolidated Statements of Shareholders’ Equity and Comprehensive Loss
(Expressed in thousands of U.S. dollars)

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008

Share capital
Balance at beginning of year	$666,278	$662,949
New shares issued-net of issue costs	185,034	6,073
New shares issued under stock option plans	—	1,527
Fair value of stock options exercised	—	996
Renunciation of flow-through share liabilities	(1,824)	(5,267)

Balance at end of year	$849,488	$666,278

Share purchase warrants
Balance at beginning of year	$11,728	$11,728
Warrants expired	(5,898)	—

Balance at end of year	$5,830	$11,728

Contributed surplus
Balance at beginning of year	$30,537	$25,471
Stock-based compensation expense	3,847	6,062
Fair value of stock options exercised	—	(996)
Warrants expired	5,898	—
Warrants expired-tax effect	(360)	—

Balance at end of year	$39,922	$30,537

Retained earnings (deficit)
Balance at beginning of year	$(95,482)	$(14,834)
Net loss for the year	(147,012)	(80,648)

Balance at end of year	$(242,494)	$(95,482)

Accumulated other comprehensive income (loss)
Balance at beginning of year	$(4,709)	$110,956
Unrealized gain (loss) on investments change-net of tax	3,368	(17,884)
Foreign currency translation change	76,823	(97,781)

Balance at end of year	$75,482	$(4,709)

Total shareholders’ equity	$728,228	$608,352

Comprehensive loss
Net loss for the year	$(147,012)	$(80,648)
Unrealized gain (loss) on investments change-net of tax	3,368	(17,884)
Foreign currency translation change	76,823	(97,781)

Comprehensive loss for the year	$(66,821)	$(196,313)

See accompanying notes to the consolidated financial statements

DENISON MINES CORP.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)

	Year Ended	Year Ended
	December 31,	December 31,
CASH PROVIDED BY (USED IN):	2009	2008

OPERATING ACTIVITIES
Net loss for the year	$(147,012)	$(80,648)
Items not affecting cash:
Depletion, depreciation, amortization and accretion	36,324	39,588
Investments impairment	149	12,952
Mineral properties impairment	100,000	—
Intangibles impairment	359	—
Goodwill impairment	22,136	36,512
Stock-based compensation	3,847	6,062
Losses (gains) on asset disposals	(5,679)	(181)
Losses (gains) on restricted investments	809	(1,176)
Non-cash inventory adjustments	4,290	9,748
Future income tax expense (recovery)	(36,843)	8,571
Foreign exchange	17,476	(15,544)
Net change in non-cash working capital items (Note 20)	(38,298)	(24,648)

Net cash used in operating activities	(42,442)	(8,764)

INVESTING ACTIVITIES
Decrease in notes receivable	200	274
Purchase of investments	(711)	(13,376)
Proceeds from sale of long-term investments	11,128	1,316
Expenditures on property, plant and equipment	(38,850)	(101,227)
Proceeds from sale of property, plant and equipment	1,914	4
Increase in restricted cash and investments	(797)	(2,697)

Net cash used in investing activities	(27,116)	(115,706)

FINANCING ACTIVITIES
Increase (decrease) in debt obligations	(99,620)	99,547
Issuance of common shares for cash:
New share issues	185,034	6,073
Exercise of stock options and warrants	—	1,527

Net cash provided by financing activities	85,414	107,147

Net increase (decrease) in cash and cash equivalents	15,856	(17,323)
Foreign exchange effect on cash and cash equivalents	742	849
Cash and cash equivalents, beginning of year	3,206	19,680

Cash and cash equivalents, end of year	$19,804	$3,206

Cash and cash equivalents comprised of:
Cash	19,804	3,206
Cash equivalents	—	—

	$19,804	$3,206

Supplemental cash flow disclosure:
Interest paid	1,576	2,514
Income taxes paid	450	1,811
See accompanying notes to the consolidated financial statements

DENISON MINES CORP.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise noted)
1.	NATURE OF OPERATIONS
Denison Mines Corp. (“DMC”) is incorporated under the Business Corporations Act (Ontario) (“OBCA”). Denison Mines Corp. and its subsidiary companies and joint ventures (collectively, the “Company”) are engaged in uranium mining and related activities, including acquisition, exploration and development of uranium bearing properties, extraction, processing, selling and reclamation. The environmental services division of the Company provides mine decommissioning and decommissioned site monitoring services for third parties.
The Company has a 100% interest in the White Mesa mill located in Utah, United States and a 22.5% interest in the McClean Lake mill located in the Athabasca Basin of Saskatchewan, Canada. The Company has interests in a number of nearby mines at both locations, as well as interests in development and exploration projects located in Canada, the United States, Mongolia and Zambia, some of which are operated through joint ventures and joint arrangements. Uranium, the Company’s primary product, is produced in the form of uranium oxide concentrates (“U3O8”) and sold to various customers around the world for further processing. Vanadium, a co-product of some of the Company’s mines is also produced and is in the form of vanadium pentoxide, or V2O5. The Company is also in the business of processing uranium bearing waste materials, referred to as “alternate feed materials”.
Denison Mines Inc. (“DMI”), a subsidiary of DMC, is the manager of Uranium Participation Corporation (“UPC”), a publicly-listed investment holding company formed to invest substantially all of its assets in U3O8 and uranium hexafluoride (“UF6”). The Company has no ownership interest in UPC but receives various fees for management services and commissions from the purchase and sale of U3O8 and UF6 by UPC.
References to “2009” and “2008” refer to the year ended December 31, 2009 and the year ended December 31, 2008 respectively.
2.	SUMMARY OF SIGNIFICANT MINING INTERESTS AND ACCOUNTING POLICIES
Basis of Presentation
These consolidated financial statements have been prepared by management in U.S. dollars, unless otherwise stated, in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”). All adjustments considered necessary by management for fair presentation have been included in these financial statements. Differences between Canadian GAAP and those generally accepted accounting principles and practices in the United States (“U.S. GAAP”) that would have a significant impact on these financial statements are disclosed in Note 26.
Significant Mining Interests
The following table sets forth the Company’s ownership of its significant mining interests that have projects at the development stage within them as at December 31, 2009:

		Ownership
	Location	Interest

Through majority owned subsidiaries
Arizona Strip	USA	100.00%
Henry Mountains	USA	100.00%
Colorado Plateau	USA	100.00%
Gurvan Saihan Joint Venture	Mongolia	70.00%
Mutanga	Zambia	100.00%

As interests in unincorporated joint ventures, or jointly controlled assets
McClean Lake Joint Venture	Canada	22.50%
Midwest Joint Venture	Canada	25.17%

Significant Accounting Policies
The principal accounting policies and practices under Canadian GAAP followed by the Company in the preparation of these financial statements are summarized below:
a) Principles of Consolidation
These consolidated financial statements include the accounts of DMC, its subsidiaries and its share of assets, liabilities, revenues and expenses of jointly-controlled companies and unincorporated ventures proportionate to the Company’s percentage ownership or participating interest. All significant intercompany balances and transactions have been eliminated on consolidation.
The companies and ventures controlled by DMC are consolidated using the full consolidation method. Control is defined as the direct or indirect power to govern a company’s financing, investing and strategic operating policies without co-operation of others in order to benefit from its activities.
The companies and ventures jointly controlled by DMC are consolidated using the proportionate consolidation method. Joint control is deemed to exist when agreements exist that require that material changes to the operating, investing and financing policies of such company or venture be approved by a percentage of the participating interest sufficiently high enough to prevent any one participant from exercising unilateral control.
The companies and ventures in which DMC exercises significant influence over financial policy and management (“associates”) are accounted for using the equity method. In determining whether significant influence exists, the Company evaluates a number of criteria including the percentage of voting interest held, and representation on the board of directors or in senior management.
Variable Interest Entities (“VIEs”) (which include, but are not limited to, special purpose entities, trusts, partnerships and other legal structures) are consolidated by the Company if it is the primary beneficiary who will absorb the majority of the entities expected losses and / or expected residual returns.
b) Use of Estimates
The presentation of consolidated financial statements in conformity with Canadian GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and related note disclosures. Although the Company regularly reviews the estimates and assumptions that affect these financial statements, actual results may be materially different. Significant estimates and assumptions made by management relate to the quantities and net realizable value of inventories, assumptions used in impairment testing and valuation of long-lived assets, determination of reporting units and the valuation of reporting units for goodwill determination, determination of economic lives, recoverability of and reclamation obligations for property, plant and equipment and the evaluation of post-employment benefits, future income taxes, contingent liabilities and stock-based compensation.
c) Foreign Currency Translation
The Company’s currency of measurement for its Canadian operations is the Canadian dollar. As the Company’s reporting currency is the U.S. dollar, the Company applies the current rate method for translation of the Company’s net investment in its self sustaining Canadian operations. Assets and liabilities denominated in currencies other than the U.S. dollar are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses denominated in currencies other than the U.S. dollar are translated at the average rate in effect during the period. Foreign currency translation gains and losses are recorded in accumulated other comprehensive income which will be recognized in the results of operations upon the dilution or other reduction in equity of the net investment.
The Company’s fully integrated subsidiaries are translated into US dollars using the temporal method. Under this method, monetary assets and liabilities are translated at the year-end exchange rate and all other assets and liabilities are translated at applicable historical exchange rates. Revenue and expense items are translated at the rate of exchange in effect at the date the transactions are recognized in income. Realized exchange gains and losses and currency translation adjustments are included in the results of operations as a component of “Other income (expense)”. Foreign currency transactions are translated using the exchange rates prevailing at the rate of exchange in effect at the date the transactions are recognized in income. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are included in the results of operations.

d) Income Taxes
Income taxes are accounted for using the liability method of accounting for future income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current period. Future income tax assets and liabilities are recognized based on temporary differences between the financial statement carrying values of the existing assets and liabilities and their respective income tax bases using enacted or substantively enacted tax rates expected to apply to taxable income during the years in which the differences are expected to be recovered or settled. The recognition of future income tax assets such as tax losses available for carry forward are limited to the amount that is “more likely than not” to be realized.
e) Flow-Through Common Shares
The Company’s Canadian exploration activities have been financed in part through the issuance of flow-through common shares whereby the tax benefits of the eligible exploration expenditures incurred under this arrangement are renounced to the subscribers. The foregone tax benefits to the Company are recognized by reducing the proceeds received from these financings by the tax effects of the renunciation to the subscribers at the time of renunciation by the Company.
f) Cash and Cash Equivalents
Cash and cash equivalents consist of cash on deposit and highly-liquid, short-term money market instruments which, on acquisition, have terms to maturity of three months or less. Cash and cash equivalents which are subject to restrictions that prevent its use for current purposes are classified as restricted cash and cash equivalents.
g) Inventories
Expenditures, including depreciation, depletion and amortization of assets, incurred in the mining and processing activities that will result in future concentrate production are deferred and accumulated as ore in stockpiles and in-process and concentrate inventories. These amounts are carried at the lower of average cost or net realizable value (“NRV”). NRV is the difference between the estimated future concentrate price (net of selling costs) and estimated costs to complete production into a saleable form.
Stockpiles are comprised of coarse ore that has been extracted from the mine and is available for further processing. Mining production costs are added to the stockpile as incurred (including overburden removal and in-pit stripping costs) and removed from the stockpile based upon the average cost per ton or tonne of ore produced from mines considered to be in commercial production. The current portion of ore in stockpiles represents the amount expected to be processed in the next twelve months.
In-process and concentrate inventories include the cost of the ore removed from the stockpile, a pro-rata share of the amortization of the associated mineral property, as well as production costs incurred to process the ore into a saleable product. Processing costs typically include labor, chemical reagents and directly attributable mill overhead expenditures. Items are valued according to the first-in first-out method (FIFO) or at weighted average cost, depending on the type of inventory or work-in-process.
Mine and mill supplies are valued at the lower of average cost and net realizable value as measured by replacement cost.
h) Investments
Equity investments over which the Company does not exercise significant influence are accounted for as available for sale securities.
Equity investments over which the Company exercises significant influence are accounted for using the equity method, whereby the investment is initially recorded at cost and adjusted to recognize the Company’s share of earnings or losses, reduced by dividends and distributions received.
i) Property, Plant and Equipment
Property, plant and equipment
Property, plant and equipment are recorded at acquisition or production cost and carried net of depreciation. Depreciation is calculated on a straight line or unit of production basis as appropriate. Where a straight line methodology is used, the assets are depreciated to their estimated residual value over an estimated useful life which ranges from three to fifteen years depending upon the asset type. Where a unit of production methodology is used, the assets are depreciated to their estimated residual value over the useful life defined by management’s best estimate of recoverable reserves and resources in the current mine plan. When assets are retired or sold, the resulting gains or losses are reflected in current earnings as a component of other income or expense.

Mineral Property Acquisition, Exploration and Development Costs
Mineral property costs include acquisition costs relating to acquired mineral use and exploration rights and are capitalized.
Exploration and development expenditures are expensed as incurred on mineral properties not sufficiently advanced as to identify their development potential. At the point in time that a mineral property is considered to be sufficiently advanced and development potential is identified, all further expenditures for the current year and subsequent years are capitalized as incurred. These costs will include further exploration, costs of maintaining the site until commercial production, costs to initially delineate the ore body, costs for shaft sinking and access, lateral development, drift development and infrastructure development. Such costs represent the net expenditures incurred and capitalized as at the balance sheet date and do not necessarily reflect present or future values.
Once a development mineral property goes into commercial production, the property is classified as “Producing” and the accumulated costs are amortized over the estimated recoverable resources in the current mine plan using a unit of production basis. Commercial production occurs when a property is substantially complete and ready for its intended use.
Impairment of Long-Lived Assets
Long-lived assets are assessed by management for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. To test recoverability, the net book value of the long-lived asset is compared to the estimated undiscounted future cash flows generated by their use and eventual disposal. Impairment is measured as the excess of the carrying value over the fair value, determined principally by discounting the estimated net future cash flows expected to be generated from the use and eventual disposal of the related asset. In the event that the Company has insufficient information about the long-lived asset to estimate future cash flows to test the recoverability of the capitalized cost amounts, the Company will test for impairment by comparing the fair value to the carrying amount without first performing a test for recoverability.
j) Asset Retirement Obligations
Asset retirement obligations, any statutory, contractual or other legal obligation related to the retirement of tangible long-lived assets, are recognized when such obligations are incurred, if a reasonable estimate of fair value can be determined. These obligations are measured initially at fair value and the resulting costs are capitalized and added to the carrying value of the related assets. In subsequent periods, the liability is adjusted for the accretion of the discount and the expense is recorded in the income statement. Changes in the amount or timing of the underlying future cash flows are immediately recognized as an increase or decrease in the carrying amounts of the liability and related assets. These costs are amortized to the results of operations over the life of the asset. Reductions in the amount of the liability are first applied against the amount of the net reclamation asset on the books with any residual value being recorded in the statement of operations.
The Company’s activities are subject to numerous governmental laws and regulations. Estimates of future reclamation liabilities for asset decommissioning and site restoration are recognized in the period when such liabilities are incurred. These estimates are updated on a periodic basis and are subject to changing laws, regulatory requirements, changing technology and other factors which will be recognized when appropriate. Liabilities related to site restoration include long-term treatment and monitoring costs and incorporate total expected costs net of recoveries. Expenditures incurred to dismantle facilities, restore and monitor closed resource properties are charged against the related reclamation and remediation liability.
k) Goodwill
Business combinations are accounted for under the purchase method of accounting whereby acquired assets and liabilities are recorded at fair value as of the date of acquisition. The excess of the purchase price over the fair value is recorded as goodwill and allocated to the applicable reporting unit. Goodwill is tested annually for impairment or more frequently if current events or changes in circumstances indicate that the carrying value of the goodwill of a reporting unit may exceed its fair value. A two-step impairment test is used to identify potential impairment in goodwill and to measure the amount of goodwill impairment, if any. In the first step, the fair value of a reporting unit is compared with its carrying value, including goodwill. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is not undertaken. When the carrying amount of a reporting unit exceeds its fair value, the fair value of the reporting unit’s goodwill (determined on the same basis as the value of goodwill is determined in a business combination) is compared with its carrying amount to measure the amount of the impairment loss, if any. When the carrying amount of reporting unit goodwill exceeds the fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess.

l) Post-Employment Benefits
The Company assumed the obligation of a predecessor company to provide life insurance, supplemental health care and dental benefits, excluding pensions, to its former Canadian employees who retired on immediate pension from active service prior to 1997. The estimated cost of providing these benefits was actuarially determined using the projected benefits method and is recorded on the balance sheet at its estimated present value. The interest cost on this unfunded liability is being accreted over the remaining lives of this retiree group.
m) Revenue Recognition
Revenue from the sale of mineral concentrates to customers is recognized when persuasive evidence of an arrangement exists, delivery has occurred under the terms of the arrangement, the price is fixed or determinable and collection is reasonably assured. For uranium, revenue is typically recognized when delivery is effected by book transfer at the applicable uranium storage facility. For vanadium related products, revenue is typically recognized at the time of shipment to the customer.
Revenue from alternate feed process milling is recognized as material is processed, in accordance with the specifics of the applicable processing agreement. In general, the Company collects a recycling fee for receipt of the material and/or receives the proceeds from the sale of any uranium concentrate and other metals produced. Deferred revenues represent processing proceeds received on delivery of materials but in advance of the required processing activity.
Revenue on environmental service contracts is recognized using the percentage of completion method, whereby sales, earnings and unbilled accounts receivable are recorded as related costs are incurred. Earnings rates are adjusted periodically as a result of revisions to projected contract revenues and estimated costs of completion. Losses, if any, are recognized fully when first anticipated. Revenues from engineering services are recognized as the services are provided in accordance with customer agreements.
Management fees from UPC are recognized as management services are provided under the contract on a monthly basis. Commission revenue earned on acquisition or sale of U3O8 and UF6 on behalf of UPC is recognized on the date when title passes to or from UPC.
n) Stock-Based Compensation
The Company uses a fair value-based method of accounting for stock options granted to employees, including directors, and to non-employees. The fair value of stock options granted is recognized on a straight-line basis over the applicable vesting period as an increase in stock-based compensation expense and the contributed surplus account. When such stock options are exercised, the proceeds received by the Company, together with the respective amount from contributed surplus, are credited to share capital.
o) Earnings (Loss) per Share
Basic earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted-average number of common shares outstanding for the period. The Company follows the “treasury stock” method in the calculation of diluted earnings per share. Under this method, the calculation of diluted earnings per share assumes that the proceeds to be received from the exercise of “in the money” stock options and warrants are applied to repurchase common shares at the average market price for the period. The diluted loss per share is equal to the basic loss per share due to the anti-dilutive effect of the stock options and other dilutive securities.
p) Financial Instruments — Recognition and Measurement / Presentation and Disclosure
Financial assets and financial liabilities are recognized on the Consolidated Balance Sheet when the Company becomes a party to the contractual provisions of the financial instrument. All financial instruments are required to be measured at fair value on initial recognition except for certain financial instruments that arise in related party transactions. Measurement in subsequent periods is dependent upon the classification of the financial instrument as held-for-trading, available-for-sale, loans and receivables, held-to-maturity, or other financial liabilities. The held-for-trading classification is applied when an entity is “trading” in an instrument or alternatively the standard permits that any financial instrument be irrevocably designated as held-for-trading. For financial instruments classified as other than held-for-trading, transaction costs are added to the initial fair value of the related financial instrument.

Financial assets and financial liabilities classified as held-for-trading are measured at fair value with changes in those fair values recognized on the Consolidated Statement of Operations. Financial assets classified as available-for-sale are measured at fair value with changes in those fair values recognized in other comprehensive income. Financial assets classified as loans and receivables, held to maturity or other financial liabilities are measured at amortized cost using the effective interest rate method of amortization. Where a financial asset classified as held-to-maturity or available-for-sale has a loss in value which is considered to be other than temporary, the loss is recognized in the results of operations.
For financial instruments measured at amortized cost, transaction costs or fees, premiums or discounts earned or incurred are recorded, at inception, net against the fair value of the financial instrument. Interest expense is recorded using the effective interest method.
The Company has implemented the following classifications:
•	Cash and cash equivalents (including restricted cash and investments) are classified as held-for-trading and any period change in fair value is recorded through the results from operations.
•
Trade and other receivables and Notes receivable are classified as loans and receivables and are measured at amortized cost using the effective interest rate method. Interest income is recorded in net income, as applicable.

•
Investments are classified as available-for-sale and any period change in fair value is recorded through other comprehensive income. Where the investment experiences an other- than temporary decline in value, the loss is recognized in the results of operations.

•
Accounts payable and accrued liabilities and Debt obligations are classified as other financial liabilities and are measured at amortized cost using the effective interest rate method. Interest expense is recorded in other income, as applicable.

New Accounting Standards Adopted
The Company adopted the following new accounting standards issued by the CICA Handbook effective January 1, 2009:
a)
CICA Handbook Section 3064 “Goodwill and intangible assets” which provides guidance on the recognition, measurement, presentation and disclosure for goodwill and intangible assets, other than the initial recognition of goodwill or intangible assets acquired in a business combination. There was no impact to the Company’s financial statements from adopting this standard.

b)
In January 2009, the CICA issued EIC 173 “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities” which requires the entity to consider its own credit risk as well as the credit risk of its counterparties when determining the fair value of financial assets and liabilities, including derivative instruments. The standard is effective for the Company’s 2009 fiscal year, commencing January 1, 2009 and is required to be applied retrospectively without restatement to prior periods. The adoption of this pronouncement did not have a material impact on the valuation of the Company’s financial assets or financial liabilities.

c)
In March 2009, the CICA issued an EIC Abstract on Impairment Testing of Mineral Exploration Properties, EIC 174. This abstract discusses the analysis recommended to be performed to determine if there has been an impairment of mineral exploration properties. The Company considered the recommendations discussed in the Abstract effective for fiscal periods beginning January 1, 2009 when testing for impairment of mineral properties. Adoption of this pronouncement did not have any material effect on the financial statements.

d)
The CICA amended Section 3855 “Financial Instruments” to clarify that, upon reclassification of a financial instrument out of the trading category, an assessment must be completed to determine whether an embedded derivative is required to be bifurcated. In addition, the amendment prohibits the reclassification of a financial instrument out of trading when the derivative embedded in the financial instrument cannot be separately measured from the host contract. The amendment is applicable to all reclassifications occurring after July 1, 2009. Adoption of this standard did not have any material effect on the financial statements.

e)
In August 2009, the CICA issued further amendments to Section 3855. The amendments changed the definition of a loan such that certain debt securities may be classified as loans if they do not have a quoted price in an active market and the Company does not have the intent to sell the security immediately or in the near term. As a result, debt securities classified as loans will be assessed for impairment using the incurred credit loss model of Section 3025 to reduce the carrying value of a loan to its estimated realizable amount. Loan impairment accounting requirements are also applied to held-to-maturity financial assets as a result of the amendments. Debt securities that are classified as available-for-sale continue to be written down to their fair value when the impairment is considered to be other than temporary. However, the impairment loss can be reversed if the fair value substantially increases and the increase can be objectively related to an event occurring after the impairment loss was recognized. Adoption of this standard did not have any material effect on the financial statements.

f)
In June 2009, the CICA amended Section 3862 “Financial Instruments — Disclosures” to require enhanced disclosure about the fair value assessments of the financial instruments. The new disclosures are based on a fair value hierarchy that categorizes financial instruments measured at fair value at one of three levels according to the reliability of the inputs used to estimate the fair values. The amendments apply to annual financial statements for fiscal years ending after September 30, 2009. The Company has adopted these disclosures effective in the December 31, 2009 annual financial statements (see note 24).

Accounting Standards Issued but not yet Adopted
The CICA has issued the following accounting standards effective for the fiscal years beginning on or after January 1, 2010:
a)
CICA Handbook Section 1582 “Business Combinations”, Section 1601 “Consolidated Financial Statements” and Section 1602 “Non-Controlling Interests” which replace the former CICA 1581 “Business Combinations” and CICA 1600 “Consolidated Financial Statements” and establish a new section for accounting for a non-controlling interest in a subsidiary. These sections provide the Canadian equivalent to FASB Statements No.141(R) “Business Combinations” and No.160 “Non-Controlling Interests in Consolidated Financial Statements”. CICA 1582 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period after January 1, 2011. CICA 1601 and CICA 1602 apply to interim and annual consolidated financial statements relating to years beginning on or after January 1, 2011 although early adoption is permitted. CICA 1582, which replaces Handbook Section 1581, Business Combinations, establishes standards for the measurement of a business combination and the recognition and measurement of assets acquired and liabilities assumed. CICA 1601, which replaces Handbook Section 1600, carries forward the existing Canadian guidance on aspects of the preparation of consolidated financial statements subsequent to acquisition other than non-controlling interests. CICA 1602 establishes guidance for the treatment of non-controlling interests subsequent to acquisition through a business combination.

Comparative Numbers
Certain classifications of the comparative figures have been changed to conform to those used in the current period.
3.	TRADE AND OTHER RECEIVABLES
The trade and other receivables balance consists of:

	December 31,	December 31,
(in thousands)	2009	2008

Trade receivables-mineral concentrate sales	$9,422	$9,303
Trade receivables-other	2,114	1,558
Trade and other receivables in joint ventures	928	309
GST and VAT receivables	1,127	1,379
Sundry receivables	182	345
Notes receivable	—	181

	$13,773	$13,075

4.	INVENTORIES
The inventories balance consists of:

	December 31,	December 31,
(in thousands)	2009	2008

Uranium concentrates and work-in-progress (1)	$19,921	$12,378
Vanadium concentrates and work-in-progress (2)	442	4,445
Inventory of ore in stockpiles	28,366	26,841
Mine and mill supplies	5,017	6,085

	$53,746	$49,749

Inventories-by duration:
Current	$52,216	$44,733
Long-term-ore in stockpiles	1,530	5,016

	$53,746	$49,749

(1)	The Uranium concentrates and work-in-progress inventory is presented net of a write-down of $5,910,000 as at December 31, 2009 and $nil as at December 31, 2008.

(2)	The Vanadium concentrates and work-in-progress inventory is presented net of a write-down of $7,302,000 as at December 31, 2009 and $9,500,000 as at December 31, 2008.
Operating expenses include write downs of $3,712,000 and $9,500,000 relating to the net realizable value of the Company’s uranium and vanadium inventories for the years ending December 31, 2009 and 2008 respectively.
Long-term ore in stockpile inventory represents an estimate of the amount of pounds on the stockpile in excess of the next twelve months of planned mill production.
5.	INVESTMENTS
The investments balance consists of:

	December 31,	December 31,
(in thousands)	2009	2008

Investments
Available for sale securities at fair value	$10,605	$10,691

	$10,605	$10,691

At December 31, 2009, investments consist of equity instruments of six publicly-traded companies at a fair value of $10,605,000 (December 31, 2008: $10,691,000).
Investment Sales
During 2009, the Company sold equity interests in three public companies for cash consideration of $11,128,000. The resulting gain has been included in net other income (expense) in the statement of operations (see note 20).
During 2008, the Company sold equity interests in four public companies for cash consideration of $1,316,000. The resulting gain has been included in net other income (expense) in the statement of operations (see note 20).
Investment Purchases
During 2009, the Company acquired additional equity interests in two public companies at a cost of $711,000.
During 2008, the Company acquired additional equity interests in three public companies at a cost of $13,376,000. The largest purchase during 2008 was 5,465,000 units of Uranerz Energy Corporation (“Uranerz”) for $13,329,000. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the holder to purchase one additional share of Uranerz for a period of 24 months (subject to acceleration under certain conditions) at an exercise price of US$3.50 per share.

Investment Impairments
During 2009, the Company has taken impairment charges of $149,000 on its investments (Uranerz - $119,000; Virginia Energy Resources Inc — $30,000).
During 2008, due to the significant decline in the market value of the Company’s investments during the fourth quarter, the Company has taken impairment charges of $12,952,000 (Uranerz - $7,602,000; Energy Metals Limited — $5,350,000) (see Note 20).
6.	RESTRICTED CASH AND INVESTMENTS
The Company has certain restricted cash and investments deposited to collateralize its reclamation obligations. The restricted cash and investments balance consists of:

	December 31,	December 31,
(in thousands)	2009	2008

Cash	$23	$1
Cash equivalents	3,066	1,232
Investments	18,567	20,053

	$21,656	$21,286

Restricted cash and investments — by item:
U.S. mill and mine reclamation	$19,564	$19,745
Elliot Lake reclamation trust fund	2,092	1,541

	$21,656	$21,286

U.S. Mill and Mine Reclamation
The Company has cash and cash equivalents and fixed income securities as collateral for various bonds posted in favour of the State of Utah and the applicable state regulatory agencies in Colorado and Arizona and the U.S., Bureau of Land Management for estimated reclamation costs associated with the White Mesa mill and U.S. mining properties. In 2009, the Company has not deposited any additional monies into its collateral account (2008: $2,123,000).
Elliot Lake Reclamation Trust Fund
The Company has the obligation to maintain its decommissioned Elliot Lake uranium mine pursuant to a Reclamation Funding Agreement effective September 30, 1994 (“Agreement”) with the Governments of Canada and Ontario. The Agreement requires the Company to deposit 90% of cash flow, after deducting permitted expenses, into the Reclamation Trust Fund. A subsequent amendment to the Agreement provides for the suspension of this obligation to deposit 90% of cash flow into the Reclamation Trust Fund, provided funds are maintained in the Reclamation Trust Fund equal to estimated reclamation spending for the succeeding six calendar years, less interest expected to accrue on the funds during the period. Withdrawals from this Reclamation Trust Fund can only be made with the approval of the Governments of Canada and Ontario to fund Elliot Lake monitoring and site restoration costs. In 2009, the Company withdrew $943,000 (CDN$1,034,000) (2008: $603,000 (CDN$643,000)) and deposited an additional $1,109,000 (CDN$1,352,000) into the Elliot Lake Reclamation Trust Fund (2008: $497,000 (CDN$530,000)).

7.	PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consist of:

	December 31,	December 31,
(in thousands)	2009	2008

Plant and equipment:
Cost	$172,675	$144,526
Construction-in-progress	11,861	27,884
Accumulated depreciation	(27,915)	(18,084)

	$156,621	$154,326

Mineral properties:
Cost	$686,457	$594,199
Impairment	(103,441)	(3,441)
Accumulated amortization	(48,598)	(27,651)

	$534,418	$563,107

Net book value	$691,039	$717,433

Net book value-continuity summary:
Opening	$717,433	$727,823
Additions	44,254	104,857
Depreciation and amortization	(27,171)	(30,866)
Impairment	(100,000)	—
Write-down	(382)	—
Disposals	(1,371)	(19)
Reclamation asset adjustment	349	139
Foreign exchange	57,927	(84,501)

	$691,039	$717,433

Plant and Equipment — Mining
The Company has a 100% interest in the White Mesa mill located in Utah and mines located in Arizona, Colorado and Utah. Mined ore from these mines is processed at the White Mesa mill.
The Company has a 22.5% interest in the McClean Lake mill and mines located in the Athabasca Basin of Saskatchewan, Canada. The McClean Lake mill achieved commercial production levels on November 1, 1999 and has been constructed to process ore from the McClean Lake mine as well as other deposits in the area. A toll milling agreement has been signed with the participants in the Cigar Lake joint venture that provides for the processing of a substantial portion of the future output of the Cigar Lake mine at the McClean Lake mill, for which the owners of the McClean Lake mill will receive a toll milling fee and other benefits. In determining the amortization rate for the McClean Lake mill, the amount to be amortized has been adjusted to reflect Denison’s expected share of future toll milling revenue.
During 2009, the Company recorded a write-down of $382,000 associated with the planned disposal of certain of its mining equipment at its McClean Lake mining operation. The net book value of the equipment, prior to the write-down, is $1,881,000. The write-down has been included in net other income (expense) in the statement of operations.
Plant and Equipment — Services and Other
The environmental services division of the Company provides mine decommissioning and decommissioned site monitoring services for third parties.
Mineral Properties
The Company has various interests in development and exploration projects located in Canada, the U.S., Mongolia and Zambia which are held directly or through option or joint venture agreements. Amounts spent on development projects are capitalized as mineral property assets. Exploration projects are expensed.

The most significant of the Company’s mineral property interests are as follows:
Canada
The Company has a 22.5% interest in the McClean Lake project and a 25.17% interest in the Midwest project located in the Athabasca Basin of Saskatchewan, Canada. These projects are in the development stage.
Other significant mineral property interests that the Company has in Canada but which are not yet in the development stage include:
a)	Wheeler River — the Company has a 60% interest in the project (located in the Athabasca Basin);
b)	Moore Lake — the Company has a 75% interest in the project (located in the Athabasca Basin) subject to a 2.5% net smelter return royalty;
c)
Wolly — In October 2004, the Company entered into an option agreement with its joint venture partners to earn a 22.5% ownership interest in the Wolly project by funding CDN$5,000,000 in exploration expenditures over the next six years. During 2009, the Company fulfilled its obligations under the option agreement and increased its ownership interest in the project to 22.5%; and

d)
Park Creek — In the first quarter of 2006, the Company entered into an option agreement to earn up to a 75% interest in the Park Creek project. The Company is required to incur exploration expenditures of CDN$2,800,000 over three years to earn an initial 49% interest and a further CDN$3,000,000 over two years to earn an additional 26% interest. As at December 31, 2009, the Company has incurred a total of CDN$3,785,000 towards the option and has earned a 49% ownership interest in the project under the phase-in ownership provisions of the agreement.

United States
The Company has 100% interests in various mines in the Colorado Plateau, Arizona Strip and Henry Mountains mining districts located in Colorado, Arizona and Utah which are either in operations, development or on standby.
Mongolia
The Company has a 70% interest in and is the managing partner of the Gurvan Saihan Joint Venture in Mongolia. The results of the Gurvan Saihan Joint Venture have been included in these financial statements on a consolidated basis since the Company exercises control.
Zambia
The Company has a 100% interest in the Mutanga project located in Zambia. In the third quarter of 2009, the Company tested the Mutanga project mineral property for impairment as a result of additional information becoming available concerning estimated mining recoveries within the latest mine plan, increases in project cost estimates and also a decline in the long term uranium price outlook. The carrying value of the project failed the stage one impairment test based on the revised outlook. As a result, the Company undertook a stage two impairment test and assessed the fair value of the Mutanga project by estimating the value of the project’s resource potential based on recently published market value comparables for companies operating in a similar geographical area. The Company assessed the comparability of the market value data by looking at the nature of the mineral properties held by the other companies including the size, stage of exploration and development, forecast cost structure, estimated grade and political stability of the country in which the projects are located to determine an appropriate fair value.
The Company recorded a pre-tax impairment charge of $100,000,000 representing the excess of carrying value of the mineral property over the fair value derived during the stage two impairment test. The impairment charge has been recorded in the Africa mining segment (see note 21). The Company also recorded a $30,000,000 future tax recovery as a result of the impairment charge.

8.	INTANGIBLES
Intangibles consist of:

	December 31,	December 31,
(in thousands)	2009	2008

Cost	$7,791	$6,825
Impairment	(359)	—
Accumulated amortization	(2,996)	(1,847)

	$4,436	$4,978

Net book value-by item:
UPC management services agreement
Cost	7,041	6,075
Accumulated amortization	(2,605)	(1,518)
Urizon technology licences
Cost	750	750
Accumulated amortization and impairment	(750)	(329)

	$4,436	$4,978

Net book value-continuity summary
Opening	$4,978	$6,979
Impairment	(359)	—
Amortization	(855)	(900)
Foreign exchange	672	(1,101)

	$4,436	$4,978

UPC Management Services Agreement
The UPC management services agreement is associated with the acquisition of DMI in 2006. The initial fair value of $10,481,000 was determined using a discounted cash flow approach after taking into account an appropriate discount rate. In 2007, the Company adjusted the fair value of the contract by $4,279,000 and adjusted the estimated useful life of the contract to 8 years. The contract is being amortized over its 8 year estimated useful life. The fair value adjustment (net of future tax effects) has been reclassified to goodwill.
Urizon Technology Licences
The Company has a 50% interest in a joint venture with Nuclear Fuel Services, Inc. (“NFS”) (the “Urizon” joint venture). The purpose of the joint venture is to pursue an alternate feed program for the White Mesa mill which is focused on a portion of the U.S. Department of Energy (“DOE”) excess uranium inventories. NFS contributed its technology licence to the joint venture while the Company contributed $1,500,000 in cash together with its technology licence. The accounts of Urizon have been included in the Company’s consolidated financial statements on a proportionate consolidation basis. The joint venture has no cash flows arising from investing or financing activities.
This Urizon technology licence is being amortized over an estimated useful life of 12 years and represents the Company’s 50% interest in Urizon’s technology licences.
As at December 31, 2009, the DOE material has not yet been processed and remains a component of the DOE uranium management plan. Due to delays and uncertainty in the DOE’s plans for the management of this material and the fact that the Urizon program may not ultimately be the chosen disposition option, the Company has recorded a pre-tax impairment charge of $359,000 in 2009 to adjust the carrying value of the Urizon Technology licence to $nil. The impairment charge has been recorded in the U.S. mining segment (see note 21).

9.	GOODWILL
A continuity summary of goodwill is presented below:

	December 31,	December 31,
(in thousands)	2009	2008

Goodwill, beginning of year	$63,240	$122,330
Impairment charge	(22,136)	(36,512)
Foreign exchange	9,924	(22,578)

Goodwill, end of year	$51,028	$63,240

Goodwill-by business unit:
Canada mining segment	$51,028	$63,240

The Company’s acquisition of DMI in 2006 was accounted for using the purchase method. The excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill. Under GAAP, goodwill is not amortized and is tested annually for impairment. The goodwill has been allocated to the Company’s Canadian mining segment.
In 2009, based on management’s revised outlook for its Canada mining segment, the Company recorded an impairment charge of $22,136,000 representing the carrying value of the goodwill in excess of fair value. Fair value was determined by using estimated future net cash flows which included estimated recoverable reserves, future consensus prices, future foreign exchange rates and estimated operating and capital costs.
In 2008, the Company experienced adverse economic conditions and depressed uranium prices. Based on management’s revised outlook, the Company recorded an impairment charge of $36,512,000 representing the carrying value of the goodwill in excess of fair value. Fair value was determined by using estimated future net cash flows which included estimated recoverable reserves, future consensus prices, future foreign exchange rates and estimated operating and capital costs.
10.	POST-EMPLOYMENT BENEFITS
The Company provides post employment benefits for former Canadian employees who retired on immediate pension prior to 1997. The post employment benefits provided include life insurance and medical and dental benefits as set out in the applicable group policies but does not include pensions. No post employment benefits are provided to employees outside the employee group referenced above. The post employment benefit plan is not funded.
The effective date of the most recent actuarial valuation of the accrued benefit obligation is December 1, 2008. The amount accrued is based on estimates provided by the plan administrator which are based on past experience, limits on coverage as set out in the applicable group policies and assumptions about future cost trends. The significant assumptions used in the valuation are listed below.

Discount rate	7.50%
Initial medical cost growth rate per annum	11.00%
Medical cost growth rate per annum decline to	5.00%
Year in which medical cost growth rate reaches its final level	2014
Dental cost growth rate per annum	4.00%

Post-employment benefits consist of:

	December 31,	December 31,
(in thousands)	2009	2008

Accrued benefit obligation	$3,594	$3,157
Unamortized experience gain	212	200

	$3,806	$3,357

Post-employment benefits liability-by duration:
Current	$380	$329
Non-current	3,426	3,028

	$3,806	$3,357

Post-employment liability-continuity summary:
Opening	$3,357	$4,434
Benefits paid	(281)	(338)
Interest cost	221	194
Amortization of experience gain	(18)	(127)
Foreign exchange	527	(806)

	$3,806	$3,357

The unamortized experience gain is being amortized on a straight-line basis over the average life expectancy of the retiree group of 10.7 years as per the December 1, 2008 actuarial valuation.
11.	RECLAMATION AND REMEDIATION OBLIGATIONS
Reclamation and remediation obligations consist of:

	December 31,	December 31,
(in thousands)	2009	2008

Reclamation and remediation liability-by location:
U.S. Mill and Mines	$8,609	$11,436
Elliot Lake	8,155	6,734
McLean Lake and Midwest Joint Ventures	1,142	1,176

	$17,906	$19,346

Reclamation and remediation liability-by duration:
Current	$752	$875
Non-current	17,154	18,471

	$17,906	$19,346

Reclamation and remediation liability-continuity summary:
Opening	$19,346	$20,389
Accretion	1,482	1,996
Expenditures incurred	(1,051)	(849)
Liability adjustments — income statement	(3,478)	(478)
Liability adjustments — balance sheet	350	139
Foreign exchange	1,257	(1,851)

	$17,906	$19,346

Site Restoration: U.S. Mill and Mines
The decommissioning and reclamation of the White Mesa mill and U.S. mines are subject to legal and regulatory requirements. Estimates of the costs of reclamation are reviewed periodically by the applicable regulatory authorities. The current estimate for the White Mesa mill and U.S. mines are $6,054,000 (2008: $8,892,000) and $2,555,000 (2008: $2,544,000), respectively. The above accrual represents the Company’s best estimate of the present value of future reclamation costs, discounted at rates ranging from 6.75% to 7.5%. The undiscounted amount of estimated future reclamation costs is $28,033,000 (2008: $23,717,000). Reclamation costs are expected to be incurred between 2012 and 2028.
Site Restoration: Elliot Lake
The Elliot Lake uranium mine was closed in 1992 and capital works to decommission this site were completed in 1997. The remaining provision is for the estimated cost of monitoring the Tailings Management Areas at the Company and Stanrock sites and for treatment of water discharged from these areas. The Company conducts its activities at both sites pursuant to decommissioning licences issued by the Canadian Nuclear Safety Commission. The above accrual represents the Company’s best estimate of the present value of the total future reclamation cost based on assumptions as to levels of treatment, which will be required in the future, discounted at 7.0%. The undiscounted amount of estimated future reclamation costs is $46,964,000 (CDN$49,358,000) (2008: $39,020,000 (CDN$47,527,000)).
Spending on restoration activities at the Elliot Lake site are funded from monies in the Elliot Lake Reclamation Trust fund (Note 6).
Site Restoration: McClean Lake Joint Venture and Midwest Joint Venture
The McClean Lake and Midwest operations are subject to environmental regulations as set out by the Saskatchewan government and the Canadian Nuclear Safety Commission. Cost estimates of the estimated future decommissioning and reclamation activities are prepared periodically and filed with the applicable regulatory authorities for approval. The above accrual represents the Company’s best estimate of the present value of the future reclamation cost contemplated in these cost estimates discounted at 7.0%. The undiscounted amount of estimated future reclamation costs is $20,421,000 (CDN$21,461,000) (2008: $14,035,000 (CDN$17,095,000)). Reclamation costs are expected to be incurred between 2025 and 2055.
Under the Mineral Industry Environmental Protection Regulations (1996), the Company is required to provide its pro-rata share of financial assurances to the province. The Company has provided irrevocable standby letters of credit, from a chartered bank, in favour of Saskatchewan Environment totalling CDN$9,698,000.
12.	DEBT OBLIGATIONS
Debt obligations consist of:

	At December 31	At December 31
(in thousands)	2009	2008

Revolving line of credit	$—	$99,998
Notes payable and other financing	1,064	525

	$1,064	$100,523

Debt obligations-by duration:
Current	869	464
Non-current	195	100,059

	$1,064	$100,523

Revolving Line of Credit
In July 2008, the Company put in place a $125,000,000 revolving term credit facility (the “facility”) with the Bank of Nova Scotia. The facility is repayable in full on June 30, 2011.
In the fourth quarter of 2009, the Company completed the renegotiation of the facility, reducing the amount of the facility to $60,000,000 and amending the financial covenants. The revised facility now contains three financial covenants, one based on maintaining a certain level of tangible net worth, a second requiring a minimum current ratio to be maintained and the other requiring the Company to reduce borrowings under the facility to $35,000,000 for a period of time each quarter before drawing further amounts. The maturity date of the amended facility remains the same as the original maturity date.

The borrower under the facility is DMI and DMC has provided an unlimited full recourse guarantee and a pledge of all of the shares of DMI. DMI has provided a first-priority security interest in all present and future personal property and an assignment of its rights and interests under all material agreements relative to the McClean Lake and Midwest projects. In addition, each of DMC’s material U.S. subsidiaries has provided an unlimited full recourse guarantee secured by a pledge of all of its shares and a first-priority security interest in all of its present and future personal property.
Interest payable under the facility is bankers acceptance or LIBOR rate plus a margin or prime rate plus a margin. The facility is subject to standby fees. The weighted average interest rate paid by the Company during 2009 was 2.70% (2008 — 4.48%).
As at December 31, 2009, the Company has no outstanding borrowings under the facility (December 31, 2008 — $99,998,000). At December 31, 2009, approximately $9,228,000 of the facility is being utilized as collateral for certain letters of credit and is not available to draw upon (December 31, 2008 — $6,645,000).
The Company has deferred $1,186,000 (CDN$1,246,000) of incremental costs associated with the set-up and subsequent amendment of the facility. These costs are being amortized over the three year term of the facility. The unamortized portion of the asset is included in “prepaid expenses and other” on the consolidated balance sheet.
Scheduled Debt Obligation Maturities
The table below represents currently scheduled maturities of debt obligations over the next 5 years

(in thousands)

2010	$869
2011	61
2012	61
2013	58
2014	15
2015 and thereafter	—
13.	OTHER LONG-TERM LIABILITIES
Other long-term liabilities consist of:

	At December 31,	At December 31,
(in thousands)	2009	2008

Unamortized fair value of sales contracts	$313	$2,429
Unamortized fair value of toll milling contracts	951	821
Other	100	120

	$1,364	$3,370

Other long-term liabilities-by duration:
Current	313	2,179
Non-current	1,051	1,191

	$1,364	$3,370

Unamortized fair values of sales contracts are amortized to revenue as deliveries under the applicable contracts are made.

14.	INCOME TAXES
The Company operates in multiple industries and jurisdictions, and the related income is subject to varying rates of taxation. A reconciliation of the combined Canadian federal and provincial income tax rate to the Company’s effective rate of income tax is as follows:

(in thousands)	2009	2008

Combined basic tax rate	33.0%	33.5%

Loss before taxes	$(185,546)	$(72,976)

Income tax expense (recovery) at basic tax rate	(61,230)	(24,447)
Non-deductible amounts	12,569	19,597
Non-taxable amounts	(3,936)	(9,138)
Previously unrecognized future tax assets	(2,579)	(5,267)
Difference in foreign tax rates	3,874	504
Change in valuation allowance	15,557	14,083
Impact of legislative changes	(2,292)	10,738
Other	(497)	1,602

Tax expense (recovery) per consolidated financial statements	$(38,534)	$7,672

The tax effects of temporary differences resulting in future income tax assets and future income tax liabilities are presented below:

	December 31,	December 31,
(in thousands)	2009	2008

Future income tax assets:
Inventory	$2,500	$3,515
Property, plant and equipment, net	9,277	9,202
Investments	772	1,220
Deferred revenue	1,302	1,114
Post-employment benefits	1,015	960
Reclamation and remediation obligations	5,994	6,160
Other long-term liabilities	367	890
Tax loss carryforwards	41,687	12,566
Other	9,079	4,942

	71,993	40,569

Future income tax liability:
Inventory	(918)	(2,802)
Long-term investments	(143)	(580)
Property, plant and equipment, net	(132,939)	(136,754)
Intangibles	(1,182)	(1,247)
Other	(1,688)	(756)

Future tax liabilities — net	(64,877)	(101,570)

Valuation allowance	(38,041)	(22,484)

Net future income tax liabilities	$(102,918)	$(124,054)

Management believes that sufficient uncertainty exists regarding the realization of certain future income tax assets and liabilities that a valuation allowance is required.

At December 31, 2009, the Company had the following non-capital loss carry-forwards available for tax purposes:

	Amount
Country	(in thousands)	Expiry

Australia	$249	Unlimited
Canada	21,215	2028-2029
Mongolia	417	2010-2011
United States	83,406	2026-2029
Zambia	5,618	2011-2014
The tax benefit of the above Australian, Canadian, Mongolian, United States and Zambian non-capital loss carry-forwards has not been recognized in the financial statements.
15.	SHARE CAPITAL
Denison is authorized to issue an unlimited number of common shares without par value. A continuity summary of the issued and outstanding common shares and the associated dollar amounts is presented below:

	Number of
	Common
(in thousands except share amounts)	Shares	Amount

Balance at December 31, 2007	189,731,635	$662,949

Issued for cash:
New issue gross proceeds	7,275,000	6,469
New issue gross issue costs	—	(396)
Exercise of stock options	288,780	1,527
Renunciation of flow-through share liability	—	(5,267)
Fair value of stock options exercised	—	996

	7,563,780	3,329

Balance at December 31, 2008	197,295,415	$666,278

Issued for cash:
New issue gross proceeds	142,425,000	193,646
New issue gross issue costs	—	(8,612)
Renunciation of flow-through share liability	—	(1,824)

	142,425,000	183,210

Balance at December 31, 2009	339,720,415	$849,488

New Issues
In June 2009, the Company completed an equity financing of 73,000,000 common shares at a price of CDN$1.30 per share for gross proceeds of $82,522,000 (CDN$94,900,000). Of the 73,000,000 shares issued, 58,000,000 were issued to a subsidiary of Korea Electric Power Corporation (“KEPCO”) and 15,000,000 shares were issued to entities affiliated with Lukas Lundin, a director of the Company.
In June 2009, the Company completed a bought deal financing of 40,000,000 common shares at a price of CDN$2.05 per share for gross proceeds of $71,144,000 (CDN$82,000,000).
In June 2009, the Company completed a private placement of 675,000 flow-through common shares at a price of CDN$2.18 per share for gross proceeds of $1,297,000 (CDN$1,471,500). The income tax benefits of this issue have been renounced to the subscriber in February 2010. The shares were issued to a former director of the Company.
In January 2009, the Company issued 28,750,000 common shares at a price of CDN$1.65 per share for gross proceeds of $38,683,000 (CDN$47,437,500).

In December 2008, the Company completed a private placement of 7,275,000 flow-through common shares at a price of CDN$1.10 per share for gross proceeds of $6,469,000 (CDN$8,002,500). The income tax benefits of this issue were renounced to the subscribers in February 2009.
Flow-Through Share Issues
The Company finances a portion of its exploration programs through the use of flow-through share issuances. Income tax deductions relating to these expenditures are claimable by the investors and not by the Company.
As at December 31, 2009, the Company has fully met its CDN$8,002,500 December 2008 flow-through share obligation. The Company renounced the tax benefit of this issue to subscribers in February 2009.
As at December 31, 2009, the Company estimates that it has spent CDN$136,000 of its CDN$1,471,500 June 2009 flow-through share obligation. The Company renounced the tax benefit of this issue to its subscriber in February 2010.
16.	SHARE PURCHASE WARRANTS
A continuity summary of the issued and outstanding share purchase warrants in terms of common shares of the Company and associated dollar amount is presented below:

	Weighted Average	Number of	Fair
	Exercise Price	Common Shares	Value
(in thousands except share amounts)	Per Share (CDN$)	Issuable	Amount

Balance outstanding at December 31, 2007	8.70	9,564,915	$11,728

Warrants exercised	—	—	—
Warrants expired	—	—	—

	—	—	—

Balance outstanding at December 31, 2008	8.70	9,564,915	$11,728

Warrants exercised	—	—	—
Warrants expired (2)	5.21	(3,156,915)	(5,898)

	5.21	(3,156,915)	(5,898)

Balance outstanding at December 31, 2009	10.42	6,408,000	$5,830

Balance exercisable at December 31, 2009	10.42	6,408,000	$5,830

Balance outstanding — by warrant series March 2006 series (1)		6,408,000	5,830

Balance outstanding at December 31, 2009		6,408,000	$5,830

(1)
The March 2006 series has an effective exercise price of CDN$10.42 per issuable share (CDN$30.00 per warrant adjusted for the 2.88 exchange ratio associated with the Denison and IUC merger) and expires on March 1, 2011.

(2)
The November 2004 series had an effective exercise price of CDN$5.21 per issuable share (CDN$15.00 per warrant adjusted for the 2.88 exchange ratio associated with the Denison and IUC merger) and expired on November 24, 2009. Upon expiry in 2009, 3,156,915 (or 1,096,141 before adjusting for the exchange ratio) of the warrants expired unexercised.

17.	CONTRIBUTED SURPLUS
A continuity summary of contributed surplus is presented below:

	December 31,	December 31,
(in thousands)	2009	2008

Balance, beginning of year	$30,537	$25,471
Stock-based compensation expense (note 18)	3,847	6,062
Fair value of stock options exercised	—	(996)
Warrant expiries	5,898	—
Warrant expiries-tax	(360)	—

Balance, end of year	$39,922	$30,537

18.	STOCK OPTIONS
The Company’s stock-based compensation plan (the “Plan”) provides for the granting of stock options up to 10% of the issued and outstanding common shares at the time of grant, subject to a maximum of 20,000,000 common shares. As at December 31, 2009, an aggregate of 13,464,376 options have been granted (less cancellations) since the Plan’s inception in 1997.
Under the Plan, all stock options are granted at the discretion of the Company’s board of directors, including any vesting provisions if applicable. The term of any stock option granted may not exceed ten years and the exercise price may not be lower than the closing price of the Company’s shares on the last trading day immediately preceding the date of grant. In general, the term of stock options granted under the Plan ranges from three to five years and vesting occurs over a three year period.
A continuity summary of the stock options of the Company granted under the Plan is presented below:

		2009		2008
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Number of	Price per	Number of	Price per
	Common	Share	Common	Share
	Shares	(CDN $)	Shares	(CDN $)

Stock options outstanding, beginning of year	5,536,384	$7.11	5,961,354	$7.27
Granted	5,491,500	2.08	3,093,000	7.57
Exercised	—	—	(288,780)	5.30
Forfeitures — voluntary	—	—	(2,415,490)	8.49
Expired	(2,942,894)	9.09	(813,700)	6.54

Stock options outstanding, end of year	8,084,990	$2.97	5,536,384	$7.11

Stock options exercisable, end of year	4,962,689	$3.32	4,864,301	$7.33

A summary of stock options outstanding of the Company at December 31, 2009 is presented below:

	Weighted		Weighted-
	Average		Average
	Remaining		Exercise
Range of Exercise	Contractual	Number of	Price per
Prices per Share	Life	Common	Share
(CDN$)	(Years)	Shares	(CDN $)

Stock options outstanding
$1.37 to $4.99	4.38	6,609,675	$2.07
$5.00 to $9.99	4.93	1,107,639	5.71
$10.00 to $15.30	0.57	367,676	10.97

Stock options outstanding, end of year	4.28	8,084,990	$2.97

A summary of stock options outstanding of the Company at December 31, 2008 is presented below:

	Weighted		Weighted-
	Average		Average
	Remaining		Exercise
Range of Exercise	Contractual	Number of	Price per
Prices per Share	Life	Common	Share
(CDN$)	(Years)	Shares	(CDN $)

Stock options outstanding
$1.37 to $4.99	5.42	1,217,575	$2.01
$5.00 to $9.99	5.99	1,866,799	5.49
$10.00 to $15.30	1.05	2,452,010	10.87

Stock options outstanding, end of year	3.68	5,536,384	$7.11

Options outstanding at December 31, 2009 expire between January 2010 and October 2016.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. The following table outlines the range of assumptions used in the model for the year:

	2009	2008

Risk-free interest rate	1.78% – 2.40%	2.58% – 3.29%
Expected stock price volatility	83.4% – 89.6%	52.2% – 61.7%
Expected life	3.5 years	2.1 – 3.5 years
Expected forfeitures	—	—
Expected dividend yield	—	—
Fair value per share under options granted	CDN$0.89 – CDN$1.36	CDN$0.63 – CDN$4.49
Stock-based compensation would be allocated as follows in the consolidated statement of operations:

(in thousands)	2009	2008

Operating expenses	$612	$599
Mineral property exploration	148	591
General and administrative	3,087	4,872

	$3,847	$6,062

The fair values of stock options with vesting provisions are amortized on a straight-line basis as stock-based compensation expense over the applicable vesting periods. During 2008, 2,415,490 stock options were voluntarily forfeited with an associated fair value of $5,250,000 which has been expensed. At December 31, 2009, the Company had an additional $3,557,000 in stock-based compensation expense to be recognized periodically to February 2012.
19.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
A continuity summary of accumulated other comprehensive income (loss) is as follows:

(in thousands)	2009	2008

Cumulative foreign currency translation gain (loss)
Balance, beginning of year	$(4,925)	$92,856
Change in foreign currency translation	76,823	(97,781)

Balance, end of year	71,898	(4,925)

Unrealized gains on investments
Balance, beginning of year	216	18,100
Net increase (decrease) in unrealized gains, net of tax (1)	3,368	(17,884)

Balance, end of year	3,584	216

Accumulated other comprehensive income (loss), end of year	$75,482	$(4,709)

(1)
Unrealized gains (losses) on investments deemed available-for-sale are included in other comprehensive income (loss) until realized. When the investment is disposed of or incurs a decline in value that is other than temporary, the gain (loss) is realized and reclassified to the income statement. During 2009, approximately $5,532,000 of gains from asset disposals and $149,000 of other than temporary losses were realized and reclassified to the income statement within “Other income, net”. During 2008, approximately $196,000 of gains from asset disposals and $12,952,000 of other than temporary losses were realized and reclassified to the income statement within “Other income, net”.

20.	SUPPLEMENTAL FINANCIAL INFORMATION
The elements of operating expenses in the statement of operations is as follows:

(in thousands)	2009	2008

Cost of goods sold — mineral concentrates	$76,771	$95,325
Mining and development	50,848	98,739
Less: absorption to stockpiles, mineral properties	(48,200)	(97,595)
Mineral property amortization and stockpile depletion	38,738	51,824
Milling and conversion	46,364	64,193
Less: absorption to concentrates	(82,450)	(112,187)
Reclamation — accretion / adjustments	(1,938)	1,609
Post-employment — accretion / adjustments	203	67
Selling expenses	1,357	309
Cost of services	12,161	6,037
Inventory — non-cash adjustments	4,291	9,748

Operating expenses	$98,145	$118,069

The elements of other income (expense), net in the statement of operations is as follows:

(in thousands)	2009	2008

Interest income	$785	$1,160
Interest expense	(1,438)	(2,652)
Gains (losses) on:
Foreign exchange	(17,476)	15,544
Land, plant and equipment	147	125
Investment disposals	5,532	196
Investment other than temporary losses	(149)	(12,952)
Restricted cash and investments — fair value change	(809)	1,176
Other	(1,143)	(129)

Other income (expense), net	$(14,551)	$2,468

The net change in non-cash working capital items in the statement of cash flows is as follows:

(in thousands)	2009	2008

Decrease (increase) in non-cash working capital items:
Trade and other receivables	$344	$23,812
Inventories	(22,229)	(51,099)
Prepaid expenses and other current assets	(284)	136
Accounts payable and accrued liabilities	(15,071)	3,136
Reclamation and remediation obligations	(1,051)	(849)
Deferred revenue	274	554
Post-employment benefits	(281)	(338)

Net change in non-cash working capital items	$(38,298)	(24,648)

21.	SEGMENTED INFORMATION
Business Segments
The Company operates in two primary segments — the mining segment and the services and other segment. The mining segment, which has been further subdivided by major geographic regions, includes activities related to exploration, evaluation and development, mining, milling and the sale of mineral concentrates. The services and other segment includes the results of the Company’s environmental services business, management fees and commission income earned from UPC and general corporate expenses not allocated to the other segments.
For 2009, business segment results were as follows:

	Canada	U.S.A	Africa	Asia	Services
(in thousands)	Mining	Mining	Mining	Mining	and Other	Total

Statement of Operations:
Revenues	26,211	38,211	—	—	14,748	79,170

Expenses
Operating expenses	32,024	53,908	—	—	12,213	98,145
Sales royalties and capital taxes	1,688	—	—	—	(13)	1,675
Mineral property exploration	7,726	252	2,054	88	—	10,120
General and administrative	—	—	—	—	13,883	13,883
Stock option expense	—	—	—	—	3,847	3,847
Mineral property impairment	—	—	100,000	—	—	100,000
Intangibles impairment	—	359	—	—	—	359
Goodwill impairment	22,136	—	—	—	—	22,136

	63,574	54,519	102,054	88	29,930	250,165

Loss from operations	(37,363)	(16,308)	(102,054)	(88)	(15,182)	(170,995)

Revenues — supplemental:
Uranium concentrates	26,211	33,678	—	—	—	59,889
Vanadium related concentrates	—	4,480	—	—	—	4,480
Environmental services	—	—	—	—	12,226	12,226
Management fees and commissions	—	—	—	—	2,522	2,522
Alternate feed processing and other	—	53	—	—	—	53

	26,211	38,211	—	—	14,748	79,170

Long-lived assets:
Plant and equipment
Cost	98,248	81,991	940	523	2,834	184,536
Accumulated depreciation	(5,481)	(20,278)	(372)	(287)	(1,497)	(27,915)
Mineral properties, net	321,306	78,765	126,306	8,041	—	534,418
Intangibles	—	—	—	—	4,436	4,436
Goodwill	51,028	—	—	—	—	51,028

	465,101	140,478	126,874	8,277	5,773	746,503

Capital additions:
Property, plant and equipment	4,674	34,933	2,975	1,410	262	44,254

For 2008, business segment results were as follows:

	Canada	U.S.A	Africa	Asia	Services
(in thousands)	Mining	Mining	Mining	Mining	and Other	Total

Statement of Operations:
Revenues	52,698	61,995	—	—	8,491	123,184

Expenses
Operating expenses	44,432	67,612	—	—	6,025	118,069
Sales royalties and capital taxes	3,016	—	—	—	101	3,117
Mineral property exploration	11,953	298	3,079	4,784	—	20,114
General and administrative	—	—	—	—	14,754	14,754
Stock option expense	—	—	—	—	6,062	6,062
Goodwill impairment	36,512	—	—	—	—	36,512

	95,913	67,910	3,079	4,784	26,942	198,628

Loss from operations	(43,215)	(5,915)	(3,079)	(4,784)	(18,451)	(75,444)

Revenues — supplemental:
Uranium concentrates	52,698	61,890	—	—	—	114,588
Environmental services	—	—	—	—	5,562	5,562
Management fees and commissions	—	—	—	—	2,929	2,929
Alternate feed processing and other	—	105	—	—	—	105

	52,698	61,995	—	—	8,491	123,184

Long-lived assets:
Plant and equipment
Cost	82,243	86,233	1,031	464	2,439	172,410
Accumulated depreciation	(4,020)	(12,374)	(362)	(182)	(1,146)	(18,084)
Mineral properties, net	289,637	43,324	223,456	6,690	—	563,107
Intangibles	—	422	—	—	4,556	4,978
Goodwill	63,240	—	—	—	—	63,240

	431,100	117,605	224,125	6,972	5,849	785,651

Capital additions:
Property, plant and equipment	14,756	71,001	14,394	4,595	111	104,857
Revenue Concentration
The Company’s business is such that, at any given time, it sells its uranium and vanadium concentrates to and enters into process milling arrangements and other services with a relatively small number of customers. During 2009, two customers in the mining segment accounted for approximately 51% of total revenues. During 2008, four customers in the mining segment accounted for approximately 68% of total revenues.
22.	RELATED PARTY TRANSACTIONS
Uranium Participation Corporation
The Company is a party to a management services agreement with UPC. Under the terms of the agreement, the Company will receive the following fees from UPC: a) a commission of 1.5% of the gross value of any purchases or sales of uranium completed at the request of the Board of Directors of UPC; b) a minimum annual management fee of CDN$400,000 (plus reasonable out-of-pocket expenses) plus an additional fee of 0.3% per annum based upon UPC’s net asset value between CDN$100,000,000 and CDN$200,000,000 and 0.2% per annum based upon UPC’s net asset value in excess of CDN$200,000,000; c) a fee of CDN$200,000 upon the completion of each equity financing where proceeds to UPC exceed CDN$20,000,000; d) a fee of CDN$200,000 for each transaction or arrangement (other than the purchase or sale of uranium) of business where the gross value of such transaction exceeds CDN$20,000,000 (“an initiative”); e) an annual fee up to a maximum of CDN$200,000, at the discretion of the Board of Directors of UPC, for on-going maintenance or work associated with an initiative; and f) a fee equal to 1.5% of the gross value of any uranium held by UPC prior to the completion of any acquisition of at least 90% of the common shares of UPC.

In accordance with the management services agreement, all uranium investments owned by UPC are held in accounts with conversion facilities in the name of DMI as manager for and on behalf of UPC.
From time to time, the Company has also provided temporary revolving credit facilities to UPC which generate interest and standby fee income and sold uranium concentrates to UPC.
The following transactions were incurred with UPC for the periods noted:

(in thousands)	2009	2008

Revenue
Uranium sales (1)	$—	$3,225
Management fees (including expenses)	1,541	1,695
Commission fees on purchase and sale of uranium	981	1,234

	$2,522	$6,154

(1)	In 2008, the Company sold 50,000 pounds of U3O8 to UPC at a price of $64.50 per pound for total consideration of $3,225,000.
At December 31, 2009, accounts receivable includes $165,000 (2008: $130,000) due from UPC with respect to the fees and transactions indicated above.
Korea Electric Power Corporation (“KEPCO”)
In June 2009, Denison completed definitive agreements with KEPCO. The agreements included a long-term offtake agreement which provides for the delivery to KEPCO of 20% of Denison’s annual U3O8 production (±10%) but not less than 350,000 pounds (±10%) per year from 2010 to 2015 inclusive. KEPCO also purchased 58,000,000 common shares of Denison (see note 15) representing approximately 17% of the issued and outstanding capital at the time of acquisition. Pursuant to a strategic relationship agreement, one representative from KEPCO has been appointed to Denison’s board of directors as of the date hereof.
Other
The Company has incurred management and administrative service fees of $53,000 (2008: $162,000) with a company owned by the Chairman of the Company which provides corporate development, office premises, secretarial and other services. At December 31, 2009, an amount of $nil (2008: $nil) was due to this company.
23.	JOINT VENTURE INTERESTS
The Company conducts a substantial portion of its production and exploration activities through joint ventures. The joint ventures allocate production and exploration expenses to each joint venture participant and the participant derives revenue directly from the sale of such product. The Company records its proportionate share of assets, liabilities and operating costs of the joint ventures.
A summary of joint venture information is as follows:

(in thousands)	2009	2008

Operating expenses	$29,922	$43,779
Mineral property exploration	7,616	14,168
General and administrative	178	214
Impairment — intangibles	359	—
Net other expense (income)	363	(40)

Loss for the year before taxes	38,438	58,121

Current assets	24,059	15,718
Plant and equipment	92,343	77,669
Mineral properties	329,323	296,307
Intangibles	—	421
Current liabilities	(3,120)	(4,176)
Long-term liabilities	(2,193)	(2,096)

Net investment in joint ventures	$440,412	$383,843

24.	CAPITAL MANAGEMENT AND FINANCIAL INSTRUMENT RISK
Capital Management
The Company’s capital includes cash and shareholder’s equity. The Company’s primary objective with respect to its capital management is to ensure that it has sufficient capital to maintain its ongoing operations, to provide returns for shareholders and benefits for other stakeholders and to pursue growth opportunities.
Fair Values of Financial Instruments
The Company examines the various financial instrument risks to which it is exposed and assesses the impact and likelihood of those risks. These risks may include credit risk, liquidity risk, currency risk, interest rate risk and price risk.
(a) Credit Risk
Credit risk is the risk of loss due to a counterparty’s inability to meet its obligations under a financial instrument that will result in a financial loss to the Company. The carrying amount of financial assets represents the maximum credit exposure. The Company trades only with recognized, credit worthy third parties.
The maximum exposure to credit risk at the reporting date is as follows:

(in thousands)	2009

Cash and cash equivalents	$19,804
Trade and other receivables	13,773
Investments	10,605
Restricted cash and investments	21,656

$65,838

(b) Liquidity Risk
Liquidity risk is the risk that the Company will encounter difficulties in meeting obligations associated with its financial liabilities and other contractual obligations. The Company has in place a planning and budgeting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis. The Company ensures that there is sufficient committed capital to meet its short-term business requirements, taking into account its anticipated cash flows from operations and its holdings of cash and cash equivalents.
The maturities of the Company’s financial liabilities are as follows:

	Within 1	1 to 5
(in thousands)	Year	Years

Accounts payable and accrued liabilities	$9,508	$—
Debt obligations (Note 13)	869	195

	$10,377	$195

(c) Currency Risk
Foreign exchange risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company operates internationally and is exposed to foreign exchange risk arising from various currency exposures. Foreign exchange risk arises from assets and liabilities that are denominated in a currency that is not the functional currency for the relevant subsidiary company.
Currently, the Company does not have any foreign exchange hedge programs in place and manages its operational foreign exchange requirements through spot purchases in the foreign exchange markets.

The sensitivity of the Company’s operations and other comprehensive income due to changes in the exchange rate between the Canadian dollar and its Zambian kwacha functional currencies and its United States dollar reporting currency as at December 31, 2009 is summarized below:

		Change in
	Change in	Comprehensive
(in thousands)	Net Income (1)	Net Income (1)

Canadian dollar
10% increase in value	$(16,048)	$56,846
10% decrease in value	$16,048	$(56,846)
Zambian kwacha
10% increase in value	$(2,841)	$(2,841)
10% decrease in value	$2,841	$2,841

(1)	In the above table, positive (negative) values represent increases (decreases) in net income and comprehensive net income respectively.
(d) Interest Rate Risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate risk on its outstanding borrowings and short-term investments. The Company monitors its exposure to interest rates and has not entered into any derivative contracts to manage this risk. The weighted average interest rate paid by the Company during 2009 on its outstanding borrowings was 2.70%.
An increase in interest rates of 100 basis points (1 percent) would have increased the amount of interest expense recorded in 2009 by approximately $456,000.
(e) Price Risk
The Company is exposed to equity price risk as a result of holding long-term investments in other exploration and mining companies. The Company does not actively trade these investments.
The sensitivity analyses below have been determined based on the exposure to commodity price risk and equity price risk at December 31, 2009:

		Change in
	Change in	Comprehensive
(in thousands)	Net Income (1)	Net Income (1)

Equity price risk
10% increase in equity prices	$—	$1,060
10% decrease in equity prices	$—	$(1,060)

(1)	In the above table, positive (negative) values represent increases (decreases) in net income and comprehensive net income respectively.
(f) Fair Value Estimation
During 2009, CICA Handbook Section 3855 “Financial Instruments” was amended to require disclosures about the inputs to fair value measurements, including their classification within a hierarchy that prioritizes the inputs to fair value measurement. The three levels of the fair value hierarchy are:
•	Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities;
•	Level 2 — Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and
•	Level 3 — Inputs that are not based on observable market data.
The fair value of financial instruments which trade in active markets (such as available-for-sale securities) is based on quoted market prices at the balance sheet date. The quoted marked price used to value financial assets held by the Company is the current bid price.

The fair values of cash and cash equivalents, trade and other receivables and accounts payable and accrued liabilities approximate their carrying values because of the short-term nature of these instruments.
The fair values of the Company’s restricted cash and investments approximate carrying values.
The fair value of the Company’s debt obligations approximate their carrying value because over 75% of the total obligation is new debt entered into under current interest rate levels.
The following table illustrates the classification of the Company’s financial assets within the fair value hierarchy as at December 31, 2009:

				Fair
(in thousands)	Level 1	Level 2	Level 3	Value

Financial assets at fair value:
Investments-Available for sale securities (1)	$10,601	$4	$—	$10,605
Restricted investments (2)	18,567	—	—	18,567

(1)	Classification designated as “available-for-sale”.

(2)	Classification designated as “held-to-trading”. See note 6 for amount of restricted investments within restricted cash and investments asset amount.
25.	COMMITMENTS AND CONTINGENCIES
General Legal Matters
The Company is involved, from time to time, in various legal actions and claims in the ordinary course of business. In the opinion of management, the aggregate amount of any potential liability is not expected to have a material adverse effect on the Company’s financial position or results.
Third Party Indemnities
The Company has agreed to indemnify Calfrac Well Services against any future liabilities it may incur related to the assets or liabilities transferred to the Company on March 8, 2004.
Performance Bonds and Letters of Credit
In conjunction with various contracts, reclamation and other performance obligations, the Company may be required to issue performance bonds and letters of credit as security to creditors to guarantee the Company’s performance. Any potential payments which might become due under these items would be related to the Company’s non-performance under the applicable contract. As at December 31, 2009, the Company had outstanding bonds and letters of credit of $28,718,000 of which $19,564,000 is collateralized by restricted cash and equivalents (see note 6) and $9,228,000 is collateralized by a reduction in the Company’s line of credit limit available for general corporate purposes.
Others
The Company has committed to payments under various operating leases and other commitments. The future minimum payments are as follows:

(in thousands)

2010	$2,731
2011	534
2012	348
2013	163
2014	159
2015 and thereafter	132

26.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
The consolidated financial statements have been prepared in accordance with Canadian GAAP which differ in certain material respects from those principles and practices that the Company would have followed had its consolidated financial statements been prepared in accordance with U.S. GAAP. Material differences between financial statement items under Canadian GAAP and the amounts determined under U.S. GAAP are as follows:
a) Cash and Equivalents
U.S. GAAP requires that funds raised through the issuance of flow-through shares be shown as restricted cash and not be considered to be a component of cash and cash equivalents. In addition, the restricted cash would be excluded from cash and cash equivalents in the statement of cash flows and shown as a financing activity. At December 31, 2009 $1,177,000 of funds raised from the issue of flow-through shares remained (December 31, 2008: $6,469,000).
b) Mineral Properties and Inventory Valuation
Under Canadian GAAP, the Company expenses exploration and development expenditures on mineral properties not sufficiently advanced to identify their development potential. At the point in time when management has concluded that the mineral property has sufficient development potential, costs are accumulated and recorded as mineral property assets. Under U.S. GAAP and practices prescribed by the SEC, all mine project related costs incurred before a commercially mineable deposit is established are expensed as incurred. The U.S. defines a commercially mineable deposit as one with proven and probable reserves which are legally extractable and a bankable feasibility study.
The Company amortizes its mineral property assets on a units of production basis and includes that amount in the valuation of work-in-progress and concentrate inventories. Since the value of the Company’s mineral property assets is less under U.S. GAAP than Canadian GAAP, the amount amortized to inventory is also less. As a result, the carrying value of inventory also tends to be less to reflect the lower mineral property amortization cost.
The lower carrying values for the Company’s mineral properties and inventory under U.S. GAAP also result in lower impairment charges and net realizable value adjustments being recorded in a particular period when compared to Canadian GAAP.
c) Joint Ventures
Under Canadian GAAP, investments in jointly-controlled entities are permitted to be accounted for using the proportionate consolidation method. Under U.S. GAAP, investments in jointly-controlled entities are accounted for using the equity method. Although there are material differences between these accounting methods, the Company relies on an accommodation of the United States Securities and Exchange Commission (“SEC”) permitting the Company to exclude the disclosure of such differences which affect only the display and classification of financial statement items excluding shareholders’ equity and net income.
d) Goodwill
Under Canadian GAAP, the Company’s formation in 1997 through an amalgamation of IUC with Thornbury Capital Corporation (“Thornbury”) has been accounted for as an acquisition of Thornbury resulting in the recording of goodwill. Under U.S. GAAP, the transaction has been accounted for as a recapitalization whereby the net monetary assets of Thornbury would be recorded at fair value, except that no goodwill or other intangibles would be recorded. The goodwill recorded under Canadian GAAP has been subsequently written off. As a result, the deficit and share capital of the Company are both reduced under U.S. GAAP.
e) Liabilities
Under U.S. GAAP, the sale of flow-through shares results in a liability being recognized for the excess of the purchase price paid by the investors over the fair value of common shares without the flow-through feature. The fair value of the shares is recorded as equity. When the tax deductibility of the expenditures is renounced, the liability is reversed and a future income tax liability is recorded for the amount of the benefits renounced to third parties and an income tax expense is recognized. Under Canadian GAAP, an adjustment to share capital is recorded for recognized future tax liabilities related to the renunciation of flow-through share expenditures.

f) Dilution Gains
Under Canadian GAAP, gains on dilution of interests in a subsidiary or equity interest are recognized in income in the period in which they occur. Under U.S. GAAP, the gain on dilution is not recognized if it results from the sale of securities by a company in the exploration stage and instead is accounted for as a capital transaction.
The consolidated balance sheet items, adjusted to comply with U.S. GAAP, would be as follows:

	December 31, 2009
	Canadian			U.S.
	GAAP		Adjustments	GAAP

Cash and cash equivalents	$19,804	(a)	$(1,177)	$18,627
Inventories	52,216	(b)	(3)	52,213
Restricted cash and investments	21,656	(a)	1,177	22,833
Property, plant and equipment	691,039	(b)	(86,377)	604,662

Accounts payable and accrued liabilities	9,508	(e)	39	9,547
Future income tax liability	102,918	(b)	3,328	106,246
Share capital	849,488	(d)	(616)
		(e)	(39)	848,833
Additional paid-in capital	—	(f)	9,814	9,814
Deficit	(242,494	)(b)	(86,019)
		(b)	(3,328)
		(d)	616
		(f)	(9,814)	(341,039)
Accumulated other comprehensive income	75,482	(b)	(362)	75,120

	December 31, 2008
	Canadian			U.S.
	GAAP		Adjustments	GAAP

Cash and cash equivalents	$3,206	(a)	$(6,469)	$(3,263)
Inventories	44,733	(b)	(909)	43,824
Property, plant and equipment	717,433	(b)	(62,270)	655,163
Restricted cash and investments	21,286	(a)	6,469	27,755

Accounts payable and accrued liabilities	23,787	(e)	1,682	25,469
Future income tax liability	124,054	(b)	(1,373)	122,681
Share capital	666,278	(d)	(616)
		(e)	(1,682)	663,980
Additional paid-in capital	—	(f)	9,814	9,814
Deficit	(95,482	)(b)	(63,746)
		(b)	1,373
		(d)	616
		(f)	(9,814)	(167,053)
Accumulated other comprehensive loss	(4,709	)(b)	567	(4,142)

The consolidated statements of operations and deficit and comprehensive income, adjusted to comply with U.S. GAAP, would be as follows:

		2009	2008

Net loss for the year, Canadian GAAP		$(147,012)	$(80,648)
Adjustments to U.S. GAAP:
Mineral property capitalized amounts	(b)	(40,896)	(46,739)
Mineral property impairment amounts	(b)	17,717	—
Inventory valuation	(b)	906	(909)
Tax effect of above adjustments	(b)	(4,701)	(3,248)

Net loss for the year, U.S. GAAP		$(173,986)	$(131,544)

Deficit, beginning of year, U.S. GAAP		$(167,053)	$(35,509)

Deficit, end of year, U.S. GAAP		$(341,039)	$(167,053)

Comprehensive income, U.S. GAAP
Net loss for the year, U.S. GAAP		$(173,986)	$(131,544)
Unrealized gain (loss) on available-for-sale securities		3,368	(17,884)
Cumulative foreign currency translation gain (loss)		75,894	(96,868)

Comprehensive loss, U.S. GAAP		(94,724)	(246,296)

Basic net loss per share, U.S. GAAP		$(0.61)	$(0.69)
Diluted net loss per share, U.S. GAAP		$(0.61)	$(0.69)
The consolidated statements of cash flows, adjusted to comply with U.S. GAAP, would be as follows:

		2009	2008

Net cash used in operating activities:
Under Canadian GAAP		$(42,442)	$(8,764)
Adjustment for capitalized mineral property amounts	(b)	(25,104)	(62,837)

Under U.S. GAAP		$(67,546)	$(71,601)

Net cash used in investing activities:
Under Canadian GAAP		$(27,116)	$(115,706)
Adjustment for capitalized mineral property amounts	(b)	25,104	62,837

Under U.S. GAAP		$(2,012)	$(52,869)

Net cash provided by (used in) financing activities:
Under Canadian GAAP		$85,414	$107,147
Restricted cash from flow-through financings	(a)	(1,177)	(6,469)

Under U.S. GAAP		$84,237	$100,678

Accounting Changes:
Accounting changes implemented in 2009
a)
Codification of US GAAP — On July 1, 2009, the Financial Accounting Standards Board’s (FASB) Codification of US GAAP was launched as the sole source of authoritative non-governmental US GAAP. The Accounting Standards Codification (“ASC”) is not intended to change US GAAP, but rather reorganize existing guidance by accounting topic to allow easier identification of applicable standards. We have updated any references to US GAAP to reflect the Codification.

b)
Measuring Fair Value of Liabilities — In August 2009, the FASB issued Accounting Standards Update (ASU) 2009-05, Measuring Fair Value of Liabilities which is effective prospectively for interim periods beginning after August 1, 2009, with early adoption permitted. Existing guidance required that the fair value of liabilities be measured under the assumption that the liability is transferred to a market participant. ASU 2009-05 provides further clarification that fair value measurement of a liability should assume transfer to a market participant as of the measurement date without settlement with the counterparty. Therefore, the fair value of the liability shall reflect non-performance risk, including but not limited to a reporting entity’s own credit risk. The Company has adopted ASU 2009-05 in the fourth quarter of 2009. The adoption has not had a material impact on the Company’s financial statements.

c)
Disclosure about Derivative Instruments and Hedging Activities — New disclosure requirements for derivative instruments and hedging activities was issued by the FASB in March 2008. Under this new guidance, entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. This standard was adopted by the Company in 2009 but has not had any impact on its disclosures as the Company does not currently use derivative instruments or engage in hedging activities.

d)
Business Combinations — Under the new guidance effective for business combinations consummated after December 31, 2008, business acquisitions are accounted for under the “acquisition method”, as opposed to the “purchase method”.

The more significant changes to our accounting for business combinations that will result from applying the acquisition method include: (i) the definition of a business is broadened to include some development stage entities, and therefore more acquisitions may be accounted for as business combinations rather than asset acquisitions; (ii) the measurement date for equity interests issued by the acquirer is the acquisition date instead of a few days before and after terms are agreed to and announced, which may significantly change the amount recorded for the acquired business if share prices differ from the agreement and announcement date to the acquisition date; (iii) all future adjustments to income tax estimates will be recorded to income tax expense, whereas under the previous requirements, certain changes in income tax estimates were recorded to goodwill; (iv) acquisition-related costs of the acquirer, including investment banking fees, legal fees, accounting fees, valuation fees, and other professional or consulting fees will be expensed as incurred, whereas under the previous guidance these costs were capitalized as part of the business combination; (v) the assets acquired and liabilities assumed as part of a business combination, whether full, partial or step acquisition, result in all assets and liabilities recorded at 100% of fair value, whereas under the previous requirements only the controlling interest’s portion was recorded at fair value; (vi) recognition of a bargain purchase gain when the fair value of the identifiable assets exceeds the purchase price, whereas under the previous guidance, the net book value of the identifiable assets would have been adjusted downward; and (vii) the non-controlling interest will be recorded at its share of fair value of net assets acquired, including its share of goodwill, whereas under previous guidance the non-controlling interest is recorded at its share of carrying value of net assets acquired with no goodwill being allocated.
The Company has adopted the new business combination guidance in 2009. The adoption of this standard did not have an impact on the Company’s financial statements.
e)
Non-controlling Interests in Consolidated Financial Statements — In 2009, the Company adopted the provisions for non-controlling interests issued by the FASB in December 2007. Under the new guidance, non-controlling interests are measured at 100% of the fair value of assets acquired and liabilities assumed. Prior to the effective date of the new guidance, non-controlling interests were measured at book value. For presentation and disclosure purposes, non-controlling interests are now classified as a separate component of equity. In addition, the new guidance changes the manner in which increases/decreases in ownership percentages are accounted for. Changes in ownership percentages are recorded as equity transactions and no gain or loss is recognized as long as the parent retains control of the subsidiary. When a parent company deconsolidates a subsidiary but retains a non-controlling interest, the non-controlling interest is re-measured at fair value on the date control is lost and a gain or loss is recognized at that time. Further, accumulated losses attributable to the non-controlling interests are no longer limited to the original carrying amount, and therefore non-controlling interests could have a negative carrying balance. The adoption of this standard did not have an impact on the Company’s financial statements.

f)
Employers’ Disclosures about Post Retirement Benefit Plan Assets — In December 2008, the FASB issued guidance on employers’ disclosures about their post retirement benefit plan assets. The objectives of the disclosures about plan assets in an employer’s defined benefit pension or other post retirement plan are to provide users of financial statements with an understanding of: (i) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (ii) the major categories of plan assets; (iii) the inputs and valuation techniques used to measure the fair value of plan assets; (iv) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; (v) significant concentrations of risk within plan assets. The adoption of this standard did not have an impact on the Company’s disclosures as the Company’s post-retirement benefit liabilities are not funded (see note 10).

Accounting Developments Effective for Fiscal 2010:
a)
Amendments to Accounting for VIEs — In the second quarter of 2009, the FASB issued an amendment to its guidance on Variable Interest Entities (“VIE”). Although not effective until first quarter 2010, this new guidance makes significant changes to the model for determining who should consolidate a VIE by specifically eliminating the quantitative approach to determining the primary beneficiary. The amendment requires the use of a qualitative approach to determine the primary beneficiary, based on the power to direct activities of the VIE that most significantly impact its economic performance and an obligation to absorb losses or to receive benefits of the VIE. If the power is shared, then no party is the primary beneficiary. This amendment is not expected to have an impact on the Company.